As filed with the Securities and Exchange Commission on May 24, 2005
                                                                      File No.
===============================================================================

                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                      FORM 10

                    GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

                        BlackRock Kelso Capital Corporation

                            (Exact Name of Registrant as
                             Specified in Its Charter)

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                    Delaware                                              20-2725151
(State or Other Jurisdiction of Incorporation or                       (I.R.S. Employer
                  Organization)                                       Identification No.)


 40 East 52nd Street, Third Floor, New York, NY                              10022
              (Address of Principal                                       (Zip Code)
               Executive Offices)


                              Registrant's telephone number,
                                   including area code:
                                       212-810-5800

                                        Copies to:

          Michael B. Lazar                                 Richard T. Prins, Esq.
BlackRock Kelso Capital Corporation               Skadden, Arps, Slate, Meagher & Flom LLP
  40 East 52nd Street, Third Floor                            Four Times Square
         New York, NY 10022                               New York, New York 10036

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       Securities to be registered pursuant to Section 12(b) of the Act:

                                 Not Applicable

       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.001 per share
                                (Title of class)

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                               TABLE OF CONTENTS

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Item 1.      Business.............................................................................................1

Item 2.      Financial Information...............................................................................24

Item 3.      Properties..........................................................................................24

Item 4.      Security Ownership of Certain Beneficial Owners and Management......................................25

Item 5.      Directors and Executive Officers....................................................................25

Item 6.      Executive Compensation..............................................................................27

Item 7.      Certain Relationships and Related Transactions......................................................27

Item 8.      Legal Proceedings...................................................................................31

Item 9.      Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.....31

Item 10.     Recent Sales of Unregistered Securities.............................................................32

Item 11.     Description of Registrant's Securities to be Registered.............................................33

Item 12.     Indemnification of Directors and Officers...........................................................35

Item 13.     Financial Statements and Supplementary Data.........................................................35

Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure................35

Item 15.     Financial Statements and Exhibits...................................................................35

EXHIBIT INDEX....................................................................................................37

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Item 1     Business.

(a) General Development of Business

         BlackRock Kelso Capital Corporation (the "Company") was incorporated on April 13, 2005 under the laws of the State of Delaware. The Company will file an election to be treated as a business development company under the Investment Company Act of 1940 (the "1940 Act"). The Company intends to elect to be treated for U.S. federal income tax purposes as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has no operating history. The Company has no executive officers other than (i) James R. Maher, who serves as Chairman of the Board and Chief Executive Officer of the Company, (ii) Michael B. Lazar, who serves as Chief Operating Officer and Managing Director of the Company, (iii) Frank D. Gordon, who serves as the Chief Financial Officer and Treasurer of the Company and (iv) Vincent B. Tritto, who serves as the Chief Compliance Officer and Secretary of the Company. The Company seeks a combination of current income and capital appreciation by investing in debt and equity securities of private U.S. middle-market companies and other securities.

Ownership of the Company

         BlackRock Funding, Inc. ("BlackRock Funding"), a Delaware corporation and an indirect wholly-owned subsidiary of BlackRock, Inc. (together with its subsidiaries, "BlackRock"), will purchase 5 common shares of the Company at a price of $25.00 per share as the Company's initial capital. Therefore, until immediately following the anticipated placement of the Company's common shares pursuant to one or more offerings (the "Offering") exempt from the registration requirements of the Securities Act of 1933 ("1933 Act") pursuant to Section 4(2) thereof and Regulation D ("Regulation D") thereunder, BlackRock will be deemed to "control" the Company through its control of BlackRock Funding.

         Upon the closing of the Offering, the Company's common shares will be owned by numerous persons that are both "accredited investors," as that term is defined in Regulation D, and "qualified clients" within the meaning of the Investment Advisers Act of 1940 (the "Advisers Act"), and a majority of such common shares will be owned by BlackRock Kelso Capital Holding LLC, a Delaware limited liability company (the "Holding Company").

Use of Proceeds

         Immediately after the closing of the Offering, the Company expects to have cash resources in excess of $500 million and no indebtedness other than accounts payable incurred in the ordinary course of the Company's business.

         The Company intends to invest the proceeds of the Offering primarily in debt and equity securities of private U.S. middle-market companies or such other investments as are described below in Item 1(c).

(b) Financial Information About Segments

         Not applicable; the Company has not commenced business and has no reserves.

(c) Narrative Description of Business

General

         The Company intends to operate as a business development company. It will seek to invest primarily in debt and equity securities of private U.S. middle-market companies or such other investments as are described herein. The term "middle-market" refers to companies with annual revenues typically between $25 million and $500 million.

         Although most of the Company's investments are likely to be in long-term subordinated loans and senior secured and unsecured loans to U.S. private middle-market companies, the Company may invest throughout the capital structure of these companies, including common and preferred equity, options and warrants, credit derivatives, high-yield bonds, distressed debt and other structured securities. While the Company's focus will be to generate current income through these investments, the Company will also seek capital appreciation.

         In order to enhance returns to its common shareholders, the Company may also invest up to 30% of its assets opportunistically in other types of investments, including securities and derivatives of public companies.

         It is estimated that the Company's portfolio of fixed income instruments generally will have an expected maturity range of three to ten years. It is expected that the credit of many of the middle-market companies in which the Company will invest will not be rated by any nationally-recognized statistical rating agency or, if so rated, will be rated below investment grade.

         The Company has no operating history.

The Investment Advisor

         BlackRock Kelso Capital Advisors LLC (the "Advisor") is a newly organized Delaware limited liability company. The Advisor is primarily owned by its employees, BlackRock Advisors, Inc. ("BlackRock Advisors"), a subsidiary of BlackRock, and employees and principals (the "Kelso Principals") of Kelso & Company, L.P. ("Kelso"). In addition, certain other investors in the Holding Company may each have a less than 5% interest in the Advisor. While the Kelso Principals who serve on the Advisor's investment committee (as described below) will bring the benefit of the expertise they have gained at Kelso and elsewhere, Kelso as an organization will not participate in the activities of the Advisor or advise the Company.

         It is anticipated that the Advisor will manage the Company's portfolio through teams of investment professionals dedicated primarily to the Company's business. Some of the officers and employees of the Advisor, including some of its senior officers, may be dual employees of BlackRock and the Advisor.

         In addition to the professionals dedicated to the Advisor, the Company expects to benefit from the business and specific industry knowledge, transaction expertise and deal-sourcing capabilities of the Advisor's investment committee and its connection to BlackRock and Kelso. The Advisor will have access to investment opportunities through a broad network of contacts. Professionals in Kelso's and BlackRock's businesses may be among the sources of potential long-term subordinated loans, senior secured and unsecured loans, preferred and common equity and other investment opportunities for the Company.

         BlackRock, one of the leading investment managers in the world, manages approximately $391 billion in assets as of March 31, 2005, including over $9 billion in non-investment grade and bank loan assets, and provides risk management services on over $2.5 trillion in assets. BlackRock was founded in 1988 on the belief that experienced investment professionals using a disciplined investment process and highly sophisticated analytical tools will consistently add value to client portfolios. BlackRock has assembled a team of investment professionals with expertise in fixed income, liquidity, equity and alternative asset classes, and continues to make extensive investments in internal technology and analytics. BlackRock, with Kelso as its advisor, has managed private investment funds since 1998 with over $3.4 billion in aggregate initial capital. These funds invest primarily in public and private debt obligations.

         The Kelso Principals have an average tenure of at least fifteen years at Kelso. Kelso is one of the leading private equity firms and since 1980 has invested over $3.2 billion of private equity capital, primarily in middle-market companies across a broad range of industries. Kelso was organized in 1971 as a private advisory firm and initially focused its business activities on the development and implementation of employee stock ownership plans. In 1980, Kelso formed its first investment partnership and has made 80 private equity investments through seven investment partnerships since that time. The firm typically makes investments in companies where key managers make significant investments and works in partnership with management teams to create value for investors.

Investment Decision Process

         It is anticipated that the Advisor will manage the Company's portfolio through teams of investment professionals dedicated primarily to the Company's business and under the general oversight of the Advisor's investment committee and the Company's board of directors ("Board of Directors"). The Advisor's investment committee will be comprised of senior personnel of the Advisor, senior members of BlackRock and Kelso Principals, in their individual capacities as members of the Advisor. The investment professionals of the Advisor and the Advisor's investment committee will be supported by and have access to the investment professionals, analytical capabilities and support personnel of BlackRock. Some of the officers and employees of the Advisor, including some of its senior officers, may be dual employees of BlackRock and the Advisor. At no time will Kelso Principals represent more than one-third of the members of the Advisor's investment committee. Some Kelso Principals will be members of the Advisor, but will not participate in the Advisor's advisory activities through its investment committee or otherwise. BlackRock investment professionals may constitute a majority of the Advisor's investment committee.

         All actions in respect of the supervision and management of the business and affairs of the Company, the investment and reinvestment of the assets of the Company, the purchasing and selling of securities and other assets for the Company and the voting or exercising of consents or other rights appertaining thereto will be taken by the operating sub-committee of the Advisor's investment committee and the Advisor, subject to the oversight of its investment committee and the general supervision of the Board of Directors. Generally, the Advisor's investment committee will be responsible for setting investment policies and directing strategic initiatives and will be required to approve and authorize specifically any transaction in which the Company takes a controlling position in a portfolio company and such other transactions or classes of transactions as it may determine from time to time.

         The Advisor will be responsible for managing the day-to-day business and affairs of the Company, including implementing investment policies and strategic initiatives set by the Advisor's investment committee and marshalling the resources of BlackRock.

         The Advisor's investment committee or the operating sub-committee, as applicable, will review prospective investments identified by the Advisor's investment team as possibly suitable for the Company's portfolio. The Advisor's operating sub-committee generally will determine whether to conduct due diligence on a prospective portfolio company, review the due diligence reports in order to determine whether to seek to negotiate an investment in the prospective portfolio company and establish parameters for negotiation. Once an investment in a portfolio company has been made by the Company, the Advisor's operating sub-committee or investment committee will provide supervisory direction for the Advisor in implementing the Company's ongoing relationship with the portfolio company. Each of the Advisor's investment committee and the operating sub-committee will develop and maintain policies, procedures and protocols with respect to its membership, the frequency, manner and location of its meetings, the conduct of its business and such other matters as it may from time to time determine. It is expected that the investment committee typically will meet monthly and that the operating sub-committee typically will meet weekly. The Advisor will keep the Board of Directors well informed as to the identity and title of each member of its investment committee and operating sub-committee and provide to the Board of Directors such other information with respect to such persons and the functioning of the Advisor's investment committee, its operating sub-committee and its investment teams as the Board of Directors may from time to time request.

Portfolio Composition

         Although the Company may invest in all segments of the capital structure, the Company's assets will likely consist primarily of various fixed-income securities of private U.S. middle-market companies. Such securities are expected to include senior and junior subordinated and unsubordinated secured and unsecured loans and preferred stock with fixed income-like characteristics. Structurally, junior, subordinated and/or unsecured loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, such loans rank senior to common and preferred equity in a borrower's capital structure. Typically, such loans have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants or option. Due to its higher risk profile and often less restrictive covenants as compared to senior loans, such loans generally earn a higher return than senior secured loans. The warrants associated with such loans are typically detachable, which allows lenders to receive repayment of their principal on an agreed amortization schedule while retaining their equity interest in the borrower. Such loans also may include a "put" feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed formula. The Company believes that such loans offer an attractive alternative investment opportunity based upon their historic returns and resilience during economic downturns.

         Senior secured loans will be supported by liens in favor of the Company on all or a portion of the assets of the portfolio company or on assets of affiliates of the portfolio company. Although the Company may seek to dispose of such collateral in the event of default, it may be delayed in exercising such rights or its rights may be contested by others. In addition, the value of the collateral may deteriorate so that the collateral is insufficient for the Company to recover its investment in the event of default.

         In addition to various fixed-income securities and senior secured loans, the Company may also invest in other types of securities issued by private U.S. companies, including common and preferred equity, options and warrants, credit derivatives, high yield bonds, distressed debt and other structured securities.

         In an effort to increase returns and the number of loans made, the Company may in the future seek to securitize a portion of its loans. To securitize loans, the Company would contribute a pool of loans to a wholly owned subsidiary and sell investment grade fixed income securities issued by such subsidiary to investors willing to accept a lower interest rate to invest in investment-grade securities of loan pools. The Company's retained interest in the subsidiary would consequently be subject to first loss on the loans in the pool. The Company may use the proceeds of such sales to pay down bank debt, to fund additional investments or for other corporate purposes.

         The Company may also invest up to 30% of its assets opportunistically in other types of investments, including securities and derivatives of public companies.

         The Company will generally seek to target companies that generate positive cash flows in a broad variety of industries.

         To the extent provided by the 1940 Act, the Company will not invest in any private company in which BlackRock, Kelso or any of their affiliates or any of the unregistered investment funds managed by them already has an investment at that time.

         The net asset value of, and dividends paid on, the Company's common shares will fluctuate with and be affected by, among other things, the risks more fully described below.

Managerial Assistance

         As a business development company, the Company will offer, and must provide upon request, managerial assistance to its portfolio companies. This assistance could involve, among other things, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance or exercising strategic or managerial influence over such companies. The Company may receive fees for these services. The Advisor will provide managerial assistance on the Company's behalf to those portfolio companies that request this assistance. Employees of the Advisor have experience providing managerial assistance to private operating companies like the Company's anticipated portfolio companies, and such assistance has tended to be related to board representation and to strategic and financing transactions. BlackRock has limited experience in providing significant managerial assistance to operating companies, although the members of the Advisor's investment committee include senior operating management of BlackRock who have extensive experience managing a global asset manager with over 1,000 employees worldwide. The Advisor will not receive any direct compensation from the portfolio companies for providing managerial assistance.

Ongoing Relationships with Portfolio Companies

         The Advisor will monitor the Company's portfolio companies on an ongoing basis. The Advisor will monitor the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each company.

     The Advisor has several methods of evaluating and monitoring the performance and fair value of the Company's investments, which may include, but are not limited to, the following:

o Assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

o Periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;

o    Comparisons to other companies in the industry;

o    Attendance at and participation in board meetings; and

o Review of monthly and quarterly financial statements and financial projections for portfolio companies.

Other Investments

         High Yield Bonds. The Company may invest in high yield bonds, i.e., income securities that are typically lower grade securities. The Company's investments in high yield securities may have fixed or variable principal payments and all types of interest rate and dividend payment and reset terms, including fixed rate, adjustable rate, zero coupon, contingent, deferred, payment in kind and auction rate features as well as a broad range of maturities.

         Lower grade securities are securities that are rated below investment grade, such as those rated Ba or lower by Moody's Investors Service, Inc. ("Moody's") or BB or lower by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies ("S&P"), or securities comparably rated by other rating agencies, or unrated securities determined by the Advisor to be of comparable quality. Lower grade securities are commonly referred to as "junk bonds." Securities rated Ba by Moody's are judged to have speculative elements; their future cannot be considered as well assured and often the protection of interest and principal payments may be very moderate. Securities rated BB and B by S&P are regarded as having predominantly speculative characteristics and, while such obligations have less near-term vulnerability to default than other speculative grade debt, they face major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments. Securities rated C by Moody's are regarded as having extremely poor prospects of ever attaining any real investment standing. Securities rated D by S&P are in default and the payment of interest and/or repayment of principal is in arrears.

         Lower grade securities, though high yielding, are characterized by high risk. They may be subject to certain risks with respect to the issuing entity and to greater market fluctuations than certain lower yielding, higher rated securities. The retail secondary market for lower grade securities may be less liquid than that of higher rated securities. Adverse conditions could make it difficult at times for the Company to sell certain securities or could result in lower prices than those used in calculating the Company's net asset value.

         The prices of debt securities generally are inversely related to interest rate changes; however, the price volatility caused by fluctuating interest rates of securities also is inversely related to the coupon of such securities. Accordingly, below investment grade securities may be relatively less sensitive to interest rate changes than higher quality securities of comparable maturity, because of their higher coupon. This higher coupon is what the investor receives in return for bearing greater credit risk. The higher credit risk associated with below investment grade securities potentially can have a greater effect on the value of such securities than may be the case with higher quality issues of comparable maturity, and will be a substantial factor in the Company's relative share price volatility.

         Lower grade securities may be particularly susceptible to economic downturns. It is likely that an economic recession could severely disrupt the market for such securities and may have an adverse impact on the value of such securities. In addition, it is likely that any such economic downturn could adversely affect the ability of the issuers of such securities to repay principal and pay interest thereon and increase the incidence of default for such securities.

         The ratings of Moody's, S&P and any other rating agencies represent their opinions as to the quality of the obligations which they undertake to rate. Ratings are relative and subjective and, although ratings may be useful in evaluating the safety of interest and principal payments, they do not evaluate the market value risk of such obligations. Although these ratings may be an initial criterion for selection of the Company's portfolio investments, the Advisor also will independently evaluate these securities and the ability of the issuers of such securities to pay interest and principal. To the extent that the Company invests in lower grade securities that have not been rated by a rating agency, the Company's ability to achieve its investment objectives will be more dependent on the Advisor's credit analysis than would be the case when the Company invests in rated securities.

         Distressed Debt. The Company may invest in debt securities and other obligations of distressed companies. Investment in distressed debt is speculative and involves significant risk, including possible loss of the principal invested. Distressed debt obligations may be performing or non-performing and generally trade at prices substantially lower than lower grade securities of companies in similar industries. Investing in distressed debt is not a principal investment strategy of the Company.

         Equity Securities. The Company may also invest in equity securities, including common and preferred stocks of issuers selected through the Advisor's disciplined investment process.

         Common Stock. Common stock generally represents an equity ownership interest in an issuer. Although common stocks have historically generated higher average total returns than fixed-income securities over the long term, common stocks also have experienced significantly more volatility in those returns and may under perform relative to fixed-income securities during certain periods. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock held by the Company. Also, prices of common stocks are sensitive to general movements in the stock market and a drop in the stock market may depress the price of common stocks to which the Company has exposure. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

         Preferred Securities. Traditional preferred securities generally pay fixed or adjustable rate dividends to investors and generally have a "preference" over common stock in the payment of dividends and the liquidation of a company's assets. This means that a company must pay dividends on preferred stock before paying any dividends on its common stock. In order to be payable, distributions on such preferred securities must be declared by the issuer's board of directors. Income payments on most traditional preferred securities currently outstanding are cumulative, causing dividends and distributions to accumulate even if not declared by the board of directors or otherwise made payable. In such a case all accumulated dividends must be paid before any dividend on the common stock can be paid. However, some traditional preferred stocks are non-cumulative, in which case dividends do not accumulate and need not ever be paid. A portion of the Company's portfolio may include investments in non-cumulative preferred securities, whereby the issuer does not have an obligation to make up any arrearages to its shareholders. Should an issuer of a non-cumulative preferred stock held by the Company determine not to pay dividends on such stock, the Company's income would be adversely affected. There is no assurance that dividends or distributions on the traditional preferred securities in which the Company may invest will be declared or paid.

         The market value of preferred securities may be affected by favorable and unfavorable changes impacting companies in the utilities and financial services sectors, which are prominent issuers of preferred securities, and by actual and anticipated changes in tax laws, such as changes in corporate income tax rates or the dividends received deduction. Because the claim on an issuer's earnings represented by traditional preferred securities may become onerous when interest rates fall below the rate payable on such securities, the issuer may redeem the securities. Thus, in declining interest rate environments in particular, the Company's holdings of higher rate-paying fixed rate preferred securities may be reduced and the Company would be unable to acquire securities of comparable credit quality paying comparable rates with the redemption proceeds.

         Foreign Securities. The Company may invest in foreign securities, which may include securities denominated in U.S. dollars or in foreign currencies or multinational currency units. The Company may invest in foreign securities of emerging market issuers, but investments in such securities are not expected to comprise more than 5% of the Company's total assets. The Company will consider a company to be a U.S. company and not a foreign company if it was organized in the U.S. and its primary business office is in the U.S. Foreign securities markets generally are not as developed or efficient as those in the United States. Similarly, volume and liquidity in most foreign securities markets are less than in the United States and, at times, volatility of price can be greater than in the United States.

         The Company will also be subject to additional risks if it invests in foreign securities, including possible adverse political and economic developments, seizure or nationalization of foreign deposits and adoption of governmental restrictions which might adversely affect or restrict the payment of principal and interest on the foreign securities to investors located outside the country of the issuer, whether from currency blockage or otherwise.

         Since foreign securities may be purchased with and payable in foreign currencies, the value of these assets as measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and exchange control regulations.

         Short-Term Debt Securities; Temporary Defensive Position. The Company anticipates that it will take up to two years to invest substantially all of the net proceeds received by the Company from the Offering due to the time necessary to identify, evaluate, structure, negotiate, and close suitable investments in private middle-market companies. In the interim, the Company will invest in temporary investments, such as cash and cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less from the date of investment. In addition, during periods in which the Advisor determines that it is temporarily unable to follow the Company's investment strategy or that it is impractical to do so or pending re-investment of proceeds received in connection with the sale of a portfolio security or the issuance of additional securities or borrowing of money by the Company, all or any portion of the Company's assets may be invested in such temporary investments. The Advisor's determination that it is temporarily unable to follow the Company's investment strategy or that it is impractical to do so will generally occur only in situations in which a market disruption event has occurred and where trading in the securities selected through application of the Company's investment strategy is extremely limited or absent. In such a case, the market price of the Company's common shares may be adversely affected and the Company may not pursue or achieve its investment objective.

         Derivatives. The Company may, but is not required to, use various derivatives described below to facilitate portfolio management, mitigate risks and generate total return. The use of derivatives is generally accepted under modern portfolio management theory and occurs regularly in the portfolios of many mutual funds, closed-end funds and other institutional investors. Although the Advisor will seek to use the practices to further the Company's investment objective, no assurance can be given that these practices will achieve this result.

         The Company may purchase and sell derivative instruments such as exchange-listed and over-the-counter put and call options on securities, financial futures, equity indices, and other financial instruments, purchase and sell financial futures contracts and options thereon and engage in swaps. The Company also may purchase derivative instruments that combine features of these instruments. Collectively, all of the above are referred to as "Derivatives." The Company will generally seek to use Derivatives as a portfolio management or hedging technique in an effort to protect against possible adverse changes in the market value of securities held in or to be purchased for the Company's portfolio, protect the value of the Company's portfolio, facilitate the sale of certain securities for investment purposes, or establish positions in the derivatives markets as a temporary substitute for purchasing or selling particular securities. The Company may use Derivatives to enhance potential gain although the Company will commit variation margin for Derivatives that involve futures contracts only in accordance with the rules of the Commodity Futures Trading Commission.

         Derivatives have risks, including the imperfect correlation between the value of such instruments and the underlying assets, the possible default of the other party to the transaction or illiquidity of the derivative instruments. Furthermore, the ability to successfully use Derivatives depends on the Advisor's ability to predict pertinent market movements, which cannot be assured. Thus, the use of Derivatives may result in losses greater than if they had not been used, may require the Company to sell or purchase portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Company can realize on an investment, or may cause the Company to hold a security that it might otherwise sell. Additionally, amounts paid by the Company as premiums and cash or other assets held in margin accounts with respect to Derivatives are not otherwise available to the Company for investment purposes.

Revenues

         The Company plans to generate revenue in the form of interest payable on the debt it holds, dividends on its equity interests and capital gains on warrants and other debt or equity interests that it acquires in portfolio companies. The Company expects its portfolio of fixed income instruments to have an expected maturity of three to ten years and typically to bear interest at a fixed or floating rate. Other securities may have shorter or longer terms. Interest on debt securities will be payable generally quarterly or semi-annually, with the amortization of principal generally being deferred for several years from the date of the initial investment. In some cases, the instrument may defer payments of cash interest for the first few years. The principal amount of the debt securities and any accrued but unpaid interest will generally become due at the maturity date. In addition, the Company may generate revenue in the form of commitment, origination, structuring or diligence fees, fees for providing significant managerial assistance and possibly consulting fees. Any such fees will be generated in connection with the Company's investments and recognized as earned, typically over the life of the related investment.

Expenses

         The Company's primary operating expenses will include the payment of a management fee (the "Management Fee"), administration fees and the allocable portion of overhead under the administration agreement. The Management Fee will compensate the Advisor for work in identifying, evaluating, negotiating, closing and monitoring the Company's investments. The Company will bear all other costs and expenses of its operations and transactions, including those relating to: its organization; calculating net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Advisor payable to third parties in monitoring its investments and performing due diligence on prospective portfolio companies; interest payable on debt, if any, incurred to finance its investments; the costs of future offerings of common shares and other securities, if any; the Management Fee; distributions on its common shares; administration fees payable under the administration agreement; fees payable to third parties relating to, or associated with, making investments; transfer agent and custodial fees; registration fees; listing fees; taxes; independent director fees and expenses; costs of preparing and filing reports or other documents with the Securities and Exchange Commission (the "SEC"); the costs of any reports, proxy statements or other notices to shareholders, including printing costs; the Company's fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; direct costs and expenses of administration, including audit and legal costs; and all other expenses reasonably incurred by the Company or its administrator (the "Administrator") in connection with administering the Company's business, such as its allocable portion of overhead under the administration agreement, including rent and other allocable portions of the cost of its chief compliance officer and related staff.

         To the extent that any of the Company's loans are denominated in a currency other than U.S. dollars, it may enter into currency hedging contracts to reduce exposure to fluctuations in currency exchange rates. The Company may also enter into interest rate hedging agreements. Such hedging activities, which will be subject to compliance with applicable legal requirements, may include the use of futures, options and related forward contracts. Costs incurred in entering into such contracts or in settling them will be borne by the Company.

Financial Condition, Liquidity and Capital Resources

         The Company will generate cash primarily from the Offering and any future offerings of securities and cash flows from operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. In the future, the Company may also determine to fund a portion of its investments through borrowings from banks and issuances of senior securities, including preferred shares. The Company has not determined the extent to which it will incur indebtedness or issue senior securities, if at all, and does not expect to make a determination in that regard until it has invested a substantial majority of the net proceeds of the Offering. Any decision to incur leverage will depend on the Company's assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. In the future, the Company may also securitize a portion of its investments in junior unsecured loans or senior secured loans or other assets. The Company's primary use of funds will be investments in portfolio companies and cash distributions to holders of its common shares.

Regulation of the Company

         The Company is a business development company under the 1940 Act. The 1940 Act contains prohibitions and restrictions related to transactions between business development companies and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates and requires that a majority of the directors be persons other than "interested persons," as that term is defined in the 1940 Act. In addition, the 1940 Act provides that the Company may not change the nature of its business so as to cease to be, or to withdraw its election as, a business development company unless approved by a majority of its outstanding voting securities.

         The Company is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect it against larceny and embezzlement. Furthermore, as a business development company, the Company is prohibited from protecting any director or officer against any liability to the Advisor or the Company's shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

         The Company and the Advisor will each be required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate its chief compliance officer to be responsible for administering the policies and procedures.

         The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") imposes a wide variety of new regulatory requirements on publicly held companies and their insiders. Many of these requirements will affect the Company and the Advisor. The Company and the Advisor will continue to monitor their respective compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that they are in compliance therewith.

         Under the 1940 Act, a business development company may not acquire any assets other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company's total assets. The principal categories of qualifying assets relevant to the Company's proposed business are the following:

         (1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

                  (a) is organized under the laws of, and has its principal place of business in, the United States;

                  (b) is not an investment company (other than a small business investment company wholly- owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

                  (c)      satisfies any of the following:

                           A. does not have any class of securities with respect to which a broker or dealer may extend margin credit (the "no margin securities test");

                           B. is controlled by a business development company or a group of companies including a business development company and the business development company has an affiliated person who is a director of the eligible portfolio company; or

                           C. is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

         (2) Securities of any eligible portfolio company which the Company controls.

         (3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the Company's purchase of the issuer's securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

         (4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Company already owns 60% of the outstanding equity of the eligible portfolio company.

         (5) Securities received in exchange for or distributed with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights related to such securities.

         (6) Cash, cash equivalents, U.S. government securities and other high-quality debt securities maturing in one year or less from the time of investment.

With regard to (1) above, an "eligible portfolio company" is defined in the 1940 Act as any company that: (a) is organized under the laws of, and has its principal place of business in, the United States; (b) with certain exceptions, is not an investment company or a company that would be an investment company but for certain exclusions under the 1940 Act; and (c) satisfies one of three additional criteria. One of the criteria is that the company may not have any class of securities with respect to which a member of a national securities exchange, broker or dealer may extend or maintain credit to or for a customer pursuant to rules and regulations adopted by the Board of Governors of the Federal Reserve System, or "Federal Reserve Board," under Section 7 of the Securities Exchange Act of 1934 (the "1934 Act"), or "margin securities." This provision is referred to herein as the "no margin securities test."

         The Company will invest in private companies that may have outstanding privately-placed debt securities (in addition to the securities that the Company acquires) and the Company intends to treat such investments as qualifying assets. The Advisor believes that these companies will satisfy the no margin securities test. The Advisor notes that Regulation T, the Federal Reserve Board regulation governing the extension of credit by brokers and dealers, identifies securities that are margin securities. When the provisions of the 1940 Act relating to business development companies were enacted in 1980, margin securities were limited to (i) securities that were listed on a national securities exchange; (ii) equity securities that were traded over the counter and listed on the Federal Reserve Board's "OTC margin stock" list; and
(iii) limited categories of non-listed debt securities that were issued in public offerings by public companies. Under this standard, a private company (that is, a company that had not publicly offered any securities and did not file periodic reports under the 1934 Act) that had outstanding privately-placed debt securities would have been an eligible portfolio company under the no margin securities test.

         In 1998, the Federal Reserve Board amended Regulation T to include within the definition of margin securities any "non-equity security." Non-equity securities include debt securities. If applied literally, this change would mean that any company that has issued any debt securities would not be an eligible portfolio company under the no margin securities test and the Company would be severely limited in its ability to pursue its strategy.

         The Advisor does not believe that this result was intended by the Federal Reserve Board when it amended Regulation T in 1998 or contemplated by Congress when it enacted the provisions of the 1940 Act relating to business development companies, and the Advisor does not believe that the no margin securities test should be interpreted as causing a private company that had outstanding debt securities to fail the no margin securities test, notwithstanding the literal language of the 1940 Act and Regulation T. The SEC and the courts may have a different interpretation of this provision and, accordingly, there can be no assurance that the Company will be able to pursue its investment objective.

         Legislation currently pending in congress, H.R. 436 (the Increased Capital Access for Growing Business Act), would, if enacted, alter the criteria used to determine if securities can be treated as qualifying assets. The new criteria, if enacted, would allow securities to be treated as qualifying assets if (i) the issuer of the securities does not have any class of equity securities listed for trading on a national securities exchange or traded through the facilities of a national securities association or (ii) the aggregate value of the issuer's outstanding publicly traded equity securities is not more than $250,000,000. The enactment of this legislation would confirm that private companies with outstanding debt securities, as well as other types of companies, are eligible portfolio companies. There can be no assurance that H.R. 436 or similar legislation will be enacted or, if enacted, that it would not be materially different than the current form of legislation that is pending.

         In addition, the SEC has proposed new Rule 2a-46 that is substantially similar to H.R. 436. The proposed rule, however, does not contain a test based upon market capitalization. The Advisor does not expect that either the proposed rule or legislation, if adopted, will be adverse to the Company's investment program.

         The Company will invest in private companies that may have outstanding privately-placed debt securities (in addition to the securities that the Company acquires) and the Company intends to treat such investments as qualifying assets. Unless H.R. 436 is enacted or the status of private companies with privately-issued debt securities as eligible portfolio companies is clarified through SEC rulemaking or other means, there is a risk that the types of investments that the Company intends primarily to make would not be deemed to be qualifying assets.

         A decision by the SEC or a court that conflicts with the Advisor's interpretation would have a material adverse effect on the Company's business. For example, such a decision would make it more difficult for the Advisor to identify investment opportunities and may require the Company to change its investment objective or policies, or conceivably seek shareholder approval to cease to be regulated as a business development company. The SEC may also take such other actions against the Company as it determines to be appropriate.

         Such a decision also may require that the Company dispose of investments made based on the Advisor's interpretation. Disposing of such investments could have a material adverse effect on the Company and the Company's shareholders. The Company may need to dispose of such investments quickly, which would make it difficult to dispose of such investments on favorable terms. Because these types of investments will generally be illiquid, the Company may have difficulty in finding a buyer for these investments and, if it does, it may have to sell them at a substantial loss.

         The 1940 Act also limits the Company's ability to borrow money or issue debt securities or preferred stock so that the resulting leverage does not exceed the Company's net assets attributable to common shares. Compliance with these requirements may unfavorably limit the Company's investment opportunities and reduce its ability in comparison to other companies to profit from favorable spreads between the rates at which the Company can borrow and the rates at which it can lend. Although the Advisor and its affiliates have extensive experience with the types of investments it is anticipated the Company will make, neither the Advisor nor its affiliates have prior experience managing a business development company such as the Company. The Advisor is a newly formed entity. BlackRock has limited experience providing significant managerial assistance to operating companies, as may be required of a business development company. The Kelso Principals have no experience managing a registered investment company, although they do have experience providing significant managerial assistance to operating companies in the form of board representation and advice concerning financings and other strategic matters.

         Furthermore, extensions of commercial credit such as bank loans, leases and receivables factoring are not securities for purposes of the 1934 Act, which provides the authority for the Federal Reserve Board's margin regulations, and accordingly the many private middle-market companies that have only such obligations outstanding should not be treated as having outstanding any securities against which margin credit may be extended.

         The Advisor has received no assurance from the SEC or its staff as to whether or not they agree with the Advisor's interpretation that privately-issued debt securities of private companies are qualifying assets.

         Under Section 57 of the 1940 Act, the Company cannot, with minor exceptions, sell securities to, buy securities from, or lend money to, certain controlling or closely affiliated persons or companies; e.g., directors, officers, employees of the Company or the Advisor, or members of the investment committee of the Advisor, or any company that any of these people control. Any such transactions would be subject to prior SEC approval, and the Company has no plans to invest in these affiliates. If the Company chooses to invest in companies that the Advisor has other associations with, such as a company in which BlackRock or Kelso has a noncontrolling minority equity investment, or a company to which a BlackRock or Kelso affiliate has made a loan or loans, such decision would be subject to approval by the Board of Directors.

         The Board of Directors could approve the proposed transaction only if the directors found that the terms thereof, including the consideration to be paid or received, were reasonable and fair to the shareholders of the Company, and did not involve overreaching on the part of any person concerned; and that the proposed transaction was consistent with the interests of the Company's shareholders and consistent with the policies of the Company, as reflected in such policies, reports filed under the 1934 Act, and reports to shareholders. The directors are required to record in their minutes and preserve in their records, a description of the proposed transaction, their findings, the information or materials upon which their findings were based, and the basis therefor. Furthermore, the approval must be granted by both a majority of the Company's directors who have no financial interest in the transaction, and a majority of its independent directors, i.e., directors who are not interested persons of the Company (as defined in the 1940 Act) ("Independent Directors").

Certain U.S. Federal Income Tax Consequences

         The following discussion summarizes certain U.S. federal income tax considerations relating to the Company and an investment in the Company. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service (the "Service") and judicial decisions, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect.

         The discussion does not purport to describe all of the U.S. federal income tax consequences applicable to the Company or that may be relevant to a particular investor in the Company (for purposes of this section, an "Investor") in view of such Investor's particular circumstances and, except to the extent provided below, is not directed to Investors subject to special treatment under the U.S. federal income tax laws, such as banks, dealers in securities, tax-exempt entities, non-U.S. persons and insurance companies. In addition, this summary does not discuss any aspect of state, local or foreign tax law and assumes that Investors will hold their interests in the Company as capital assets within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is an Investor in the Company generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein.

         Moreover, no advance rulings have been or will be sought from the Service regarding any matter discussed in this Registration Statement, and counsel to the Company has not rendered any opinion with respect to any of the U.S. federal income tax consequences relating to the Company or an investment therein. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Accordingly, prospective Investors are urged to consult their own tax advisors to determine the U.S. federal income tax consequences to them of acquiring, holding and disposing of interests in the Company, as well as the effects of the state, local and non-U.S. tax laws.

         For purposes of the following discussion, a "U.S. Holder" is an Investor who is a U.S. person, defined in Section 7701(a)(30) of the Code to mean: (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any state thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A "Non-U.S. Holder" is an Investor who is not a U.S. Holder.

         Classification of the Company. The Company intends to elect to be and to qualify to be treated as, a regulated investment company (a "RIC") under Subchapter M of the Code. For each taxable year that the Company so qualifies, it will be relieved of U.S. federal income taxation on that part of its investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) and net capital gain that it distributes to the Investors.

         In order to qualify as a RIC, the Company must, among other things,
(a) derive in each taxable year at least 90% of its gross income (including tax-exempt interest) from dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in stock, securities or currencies; and (b) diversify its holdings so that, subject to certain exceptions and cure periods, at the end of each fiscal quarter (i) at least 50% of the market value of its total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of its total assets and not more than 10% of the outstanding voting securities of any issuer, and (ii) not more than 25% of the market value of its total assets is invested in the securities of any issuer (other than U.S. government securities and the securities of other RICs) or of any two or more issuers that it controls and that are determined to be engaged in the same business or similar or related trades or businesses.

         As a RIC, in any fiscal year with respect to which the Company distributes at least 90% of the sum of its (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gains over net long-term capital losses and other taxable income other than any net capital gain reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions), it (but not its shareholders) generally will not be subject to U.S. federal income tax on investment company taxable income and net capital gains that it distributes to shareholders. To the extent that it retains its net capital gains for investment, the Company will be subject to U.S. federal income tax. It may choose to retain its net capital gains for investment and pay the associated federal corporate income tax.

         Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% excise tax payable by the Company. To avoid this tax, it must distribute (or be deemed to have distributed) during each calendar year an amount equal to the sum of:

         (1) at least 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year;

         (2) at least 98% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by a company with a November or December year-end to use the company's fiscal year); and

         (3) any undistributed amounts from previous years on which it paid no U.S. federal income tax.

         While the Company intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% excise tax, sufficient amounts of its taxable income and capital gains may not be distributed to avoid the imposition of the tax entirely. In that event, it will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

         If in any particular taxable year, the Company does not qualify as a RIC, all of its taxable income (including its net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and distributions will be taxable to the shareholders as ordinary dividends to the extent of the Company's current and accumulated earnings and profits.

         The Company may make certain investments which would subject it to special provisions of the Code that, among other things, may defer the use of certain deductions or losses and affect the holding period of securities held by the Company and the character of the gains or losses realized by it. These provisions may also require that the Company recognize income or gain without receiving cash with which to make distributions. In particular, it may recognize original issue discount if it acquires zero coupon securities, deferred interest securities or certain other securities, or if it receives warrants in connection with the making of a loan or possibly in other circumstances. Such original issue discount, which could be, but is not expected to be, significant relative to the Company's overall investment activities, generally will be included in income in the taxable year of accrual and before the Company receives any corresponding cash payments. The Company may also be required to include in income certain other amounts that it will not receive in cash.

         Since in certain circumstances the Company may recognize income before or without receiving cash representing such income, it may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. Accordingly, it may have to sell some investments at times it would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If it is not able to obtain cash from other sources, the Company may fail to qualify as a RIC and thereby be subject to corporate-level income tax.

         In the event the Company invests in foreign securities, it may be subject to withholding and other foreign taxes with respect to those securities. The Company does not expect to satisfy the requirement to pass through to the shareholders their share of the foreign taxes paid by the Company.

         Taxation of U.S. Holders. Distributions from the Company's investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to the Investors as ordinary income. Such distributions that exceed the Company's earnings and profits generally are treated as a return of capital, and to the extent such distributions exceed the Investor's basis in its shares of the Company, will be treated as capital gain. Distributions (or deemed distributions) of the Company's net capital gain, when designated as such, will be taxable to the Investors as long-term capital gain. If the Company retains any net capital gain, the Company will be subject to a tax of 35% on the amount retained. In that event, the Company expects to designate the retained amount as undistributed capital gain in a notice to the Investors. In that case, (i) the Investors (x) will be required to include in income for U.S. federal income tax purposes, as long-term capital gain, their proportionate shares of such undistributed amount and (y) will be entitled to credit their proportionate shares of the 35% tax paid by the Company on the undistributed amount against their U.S. federal income tax liabilities, if any, and to claim refunds to the extent the credit exceeds those liabilities, and
(ii) the Investor will increase its tax basis in its shares of the Company by an amount equal to the difference between the amount of undistributed capital gain included in gross income and the tax deemed paid by the Investor. The Investors will be notified following the end of each calendar year of the amounts of dividends and capital gain distributions paid (or deemed paid) that year and undistributed capital gain designated for that year.

         Dividends and other distributions declared by the Company in October, November, or December of any year and payable to shareholders of record on a specified date in such a month will be deemed to have been paid by the Company on December 31st if the distributions are paid by the Company during the following January. Accordingly, those distributions will be taxed to the Investors for the year in which that December 31st falls.

         The recently enacted Working Families Tax Relief Act of 2004 clarifies that if the Company's qualified dividend income is less than 95 percent of its gross income, a shareholder of the Company may only include as qualifying dividend income that portion of the dividends that may be and are so designated by the Company as qualifying dividend income.

         If an Investor sells or exchanges its shares in the Company, the Investor will recognize gain or loss equal to the difference between his adjusted basis in the shares sold and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the shares have been held by the Investor for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon. A loss realized on a sale or exchange of shares will be disallowed to the extent those shares are replaced by other shares of the Company within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition of the shares. In that event, the basis of the replacement shares will be adjusted to reflect the disallowed loss.

         The recently enacted American Jobs Creation Act of 2004 (the "2004 Jobs Act"), which was signed by President Bush on October 22, 2004, amends certain rules relating to regulated investment companies. The 2004 Jobs Act modifies the 90 percent gross income test with respect to income of a regulated investment company to include net income derived from an interest in certain qualified "publicly traded partnerships" and modifies the asset diversification test of a regulated investment company to include a new limitation on the investment by a regulated investment company in certain qualified publicly traded partnership interests.

         Limitation on Deduction for Certain Expenses. For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible under
Section 67 of the Code only to the extent that they exceed 2% of the taxpayer's adjusted gross income for U.S. federal income tax purposes (generally, gross income less trade or business expenses). Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions by the lesser of (i) 3% of the excess of adjusted gross income over the threshold amount or (ii) 80% of the total amount of otherwise allowable itemized deductions. Organizational and other expenses will constitute miscellaneous itemized deductions for these purposes. Investors are urged to consult their tax advisors regarding their ability to deduct itemized expenses incurred by the Company.

         If a RIC that does not qualify as a "publicly offered regulated investment company" incurs expenses, other than certain limited expenses including directors' fees and registration fees, that would be miscellaneous itemized deductions if incurred directly by an individual, estate or trust, the limit on such itemized deductions generally will apply to a shareholder of the RIC as if the shareholder had received a dividend from the RIC in the amount of his allocable share of such expenses of the RIC and had paid such expenses directly. A publicly offered regulated investment company is a RIC whose shares are (1) continuously offered pursuant to a public offering, (2) regularly traded on an established securities market or (3) held by at least 500 persons at all times during the taxable year. Because the Company expects its shares to be held by at least 500 persons at all times during the taxable year, it believes that it will qualify as a publicly offered regulated investment company. As such, it does not intend to report such expenses on the Form 1099-DIV provided by it to affected shareholders and the Service. There can be no assurance, however, that shares of the Company will, in fact, be treated as held by at least 500 persons or that such will be the case indefinitely. If the Company does not qualify as a publicly offered regulated investment company, it would be required to report on Form 1099-DIV the "affected RIC expenses," the Investor will be treated as receiving a dividend in the amount of its share of such Company expenses, including the Management Fee, and as paying such expenses, and affected Investors will be required to take into account their allocable share of such income and expenses. While any such dividend would constitute additional gross income, the deduction for such expense would be subject to the aforementioned 2% limitation and the other applicable limitations of the Code, which could aggravate the situation of a taxpayer subject to these limitations on deductions.

         Taxation of U.S. Holders Exempt from U.S. Income Tax. Distributions by the Company to a U.S. Holder that is an organization that is exempt from U.S. income tax will not be taxable to such person and the tax on unrelated business taxable income will not apply to such person's interest in the Company's investments, provided, in each case, that such person's investment in the Company is not debt-financed.

         Taxation of Non-U.S. Holders. Special rules apply to an Investor that is a Non-U.S. Holder. Non-U.S. Holders are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized. The 30% withholding tax does not apply to interest on certain obligations of U.S. persons allocable to certain non-U.S. persons "portfolio interest". Moreover, Non-U.S. Holders generally are not subject to U.S. tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person, (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person, (iii) such Non-U.S. Holder is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met) or
(iv) such Non-U.S. Holder is not a former citizen or resident of the United States.

         The 2004 Jobs Act also provides that certain dividends designated by the Company as "interest-related dividends" that are received by most foreign investors (generally those that would qualify for the portfolio interest exemptions of Section 871(h) or Section 881(c) of the Code) in the Company will be exempt from U.S. withholding tax. Interest-related dividends are those dividends derived from certain interest income (including bank deposit interest and short term original issue discount that is currently exempt from the withholding tax) earned by the Company that would not be subject to U.S. tax if earned by a foreign person directly. The 2004 Jobs Act further provides that certain dividends designated by the Company as "short-term capital gain dividends" that are received by certain foreign investors (generally those not present in the United States for 183 days or more) will be exempt from U.S. withholding tax. In general, short-term capital gain dividends are those that are derived from the Company's short-term capital gains over net long-term capital losses. These provisions generally apply, with certain exceptions, to taxable years beginning after December 31, 2004 and before January 1, 2008. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them related to the 2004 Jobs Act.

         Non-U.S. Holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized.

         The Company does not expect to be engaged in a trade or business within the United States, and therefore, any Non-U.S. Holder who is otherwise not engaged in a U.S. trade or business (or, if an applicable treaty provides, does not have a permanent establishment in the United States) should not be subject to U.S. tax on (i) any capital gains (x) derived by the Company that are allocable to such Non-U.S. Holder (including capital gain distributions received from the Company, as described below) or (y) realized by such Non-U.S. Holder upon the sale of such Non-U.S. Holder's common shares of the Company or
(ii) any "portfolio interest" earned by the Company. Such Non-U.S. Holder, however, would be subject to the 30% withholding tax described above on any U.S.-source dividend income of the Company (including ordinary dividend distributions received from the Company, as described below). Generally such withholding tax will not be reduced by any tax treaty between the United States and the country in which the Non-U.S. Holder is resident.

         Backup Withholding. The Company is required in certain circumstances to backup withhold on taxable dividends and certain other payments paid to non-corporate holders of the Company's common shares who do not furnish the Company with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to an Investor may be refunded or credited against such Investor's U.S. federal income tax liability, if any, provided that the required information is furnished to the Service.

         Tax Shelter Regulations. In certain circumstances, an Investor who disposes of an interest in a transaction resulting in the recognition by such Investor of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a "reportable transaction") in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the "Tax Shelter Regulations"). In addition, an investment in the Company may be considered a "reportable transaction" if, for example, the Company recognizes certain significant losses in the future. Investors should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of their interest in the Company.

Risk Factors

         No Operating History. The Company has no operating history. It is subject to the business risks and uncertainties associated with any new business, including the risk that it will not achieve its investment objective and that its net asset value could decline substantially. The Company anticipates that it will take up to two years to invest substantially all of the net proceeds received by the Company from the Offering due to the time necessary to identify, evaluate, structure, negotiate, and close suitable investments in private middle-market companies. In the interim, the Company will invest in temporary investments, such as cash and cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less from the date of investment, which will earn yields substantially lower than the interest income anticipated from investments in senior and junior secured and unsecured debt securities and loans. The Company will pay a Management Fee to the Advisor throughout this interim period. If the Management Fee and other expenses of the Company exceed the return on the temporary investments, the equity capital of the Company will be eroded. Additionally, the Company may not be able to pay any dividends during this period or such dividends may be substantially lower than the dividends the Company expects to pay when its portfolio is fully invested.

         Competition for Investment Opportunities. Many entities, including public and private funds, commercial and investment banks, commercial financing companies, business development companies and insurance companies will compete with the Company to make the types of investments that it plans to make in middle-market companies. Many of these competitors are substantially larger, have considerably greater financial, technical and marketing resources than the Company will have and offer a wider array of financial services. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships. Many competitors are not subject to the regulatory restrictions that the 1940 Act will impose on the Company as a business development company or the restrictions that the Code will impose on the Company as a regulated investment company. Some competitors may make loans with interest rates that are lower than the rates the Company wishes to offer. The competitive pressures the Company faces may have a material adverse effect on its business, financial condition and results of operations. Also, as a result of this competition, the Company may not be able to take advantage of attractive investment opportunities from time to time, and can offer no assurance that it will be able to identify and make investments that are consistent with its investment objective. The Advisor has not yet identified any potential investments for the Company's portfolio, although the Company's competitors are likely to have identified and begun to pursue potential investments in which the Company may be interested.

         Ability to Manage the Company's Business. The Company's ability to achieve its investment objective will depend on its ability to manage its business, which will depend, in turn, on the ability of the Advisor to identify, invest in and monitor companies that meet the Company's investment criteria. Accomplishing this result largely will be a function of the Advisor's investment process and, in conjunction with the Administrator, its ability to provide competent, attentive and efficient services to the Company. It is anticipated that one or more affiliates of BlackRock will serve as the Administrator to the Company. The Administrator, on behalf of and at the expense of the Company, may retain one or more service providers that may be affiliates of BlackRock to serve as sub-administrator, custodian, accounting agent, investor services agent and transfer agent for the Company. Fees and indemnification in respect of the Administrator and such other service providers that are BlackRock affiliates will be set at arm's length and approved by the Independent Directors of the Company.

         The members of the Advisor's investment committee will have substantial responsibilities to other clients of the Advisor's affiliates in addition to their activities on behalf of the Company. The members of the Advisor's investment committee and the investment professionals dedicated primarily to the Company may also be required to provide managerial assistance to the Company's portfolio companies. These demands on their time may distract them or slow the Company's rate of investment. Any failure to manage the Company's business effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

         Business Development Company Limitations. Please see "Regulation of the Company", above, for a discussion of business development company limitations.

         The Company is a different vehicle from any other investment fund managed by either BlackRock or the Kelso Principals. The Company's investment strategies will differ from those of other private funds that are or have been managed by BlackRock, the Kelso Principals or their respective affiliates. The Company will not invest in any private company in which BlackRock, Kelso or any of their affiliates or any of the unregistered investment funds managed by them already has an investment at that time. This may adversely affect the pace at which the Company makes investments. The Company can provide no assurance that it will replicate the historical or future performance of BlackRock's or Kelso's private investment funds and cautions investors that the Company's investment returns may be substantially lower than the returns achieved by those private funds. As a business development company, the Company is subject to certain investment restrictions that do not apply to BlackRock's or Kelso's private investment funds.

         Valuation Difficulties. A large percentage of the Company's portfolio investments will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. The Company will value these securities at least quarterly at fair value as determined in good faith by the Board of Directors with the assistance of the Advisor and an independent valuation firm. However, because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, the Company's determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to accurately value the Company's portfolio investments and could lead to under-valuation or over-valuation of its common shares.

         Portfolio Illiquidity. The Company will generally make investments in private companies. Substantially all of these securities will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for the Company to sell such investments if the need arises. In addition, if the Company is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less than the value at which it has previously recorded such investments. In addition, the Company may face other restrictions on its ability to liquidate an investment in a portfolio company to the extent that it has material non-public information regarding such portfolio company.

         Leverage Risk. The Company may borrow money or issue debt securities or preferred stock to leverage its capital structure. If the Company does so:

         o The Company's common shares will be exposed to incremental risk of loss. In these circumstances, a decrease in the value of the Company's investments would have a greater negative impact on the value of its common shares than if it did not use leverage.

         o Adverse changes in interest rates could reduce or eliminate the incremental income the Company expects to make with the proceeds of any leverage.

         o The Company's ability to pay dividends on its common shares will be restricted if its asset coverage ratio is not at least 200% and any amounts used to service indebtedness or preferred stock would not be available for such dividends.

         o It is likely that such securities will be governed by an indenture or other instrument containing covenants restricting the Company's operating flexibility.

         o The Company, and indirectly its shareholders, will bear the cost of issuing and paying interest or dividends on such securities.

         o Any convertible or exchangeable securities that the Company issues may have rights, preferences and privileges more favorable than those of the Company's common shares.

         Private Company Risks. Investment in private middle-market companies involves a number of significant risks, including:

         o These companies may have limited financial resources and may be unable to meet their obligations under their debt securities that the Company holds, which may be accompanied by a deterioration in the value of any collateral.

         o They typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors' actions and market conditions, as well as general economic downturns.

         o They are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the portfolio company and, in turn, on the Company.

         o They generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

         o They may cease to be treated as private companies for purposes of the regulatory restrictions applicable to the Company, in which case the Company may not be able to invest additional amounts in them.

         Little public information exists about these companies. The greater difficulty in making a fully informed investment decision raises the risk of misjudging the credit quality of the company, and the Company may lose money on its investments.

         Economic Recessions or Downturns. Many of the Company's portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay loans during these periods. Therefore, the Company's non-performing assets are likely to increase and the value of its portfolio is likely to decrease during these periods. Adverse economic conditions also may decrease the value of collateral securing some of the Company's loans and the value of its equity investments. Economic slowdowns or recessions could lead to financial losses in its portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase funding costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Company. These events could prevent the Company from increasing investments and harm its operating results.

         A portfolio company's failure to satisfy financial or operating covenants could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company's ability to meet its obligations under the debt securities that the Company holds. The Company may need to incur additional expenses to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of the Company's portfolio companies were to go bankrupt, even though the Company may have structured its interest as senior debt, depending on the facts and circumstances, including the extent to which the Company actually provided significant managerial assistance to that portfolio company, a bankruptcy court might recharacterize the Company's debt holding and subordinate all or a portion of its claim to that of other creditors.

         Interest Rate Fluctuations. Because a substantial portion of the assets of the Company will consist of loans and debt securities, the net asset value of the common shares of the Company will fluctuate with changes in interest rates, as well as with changes in the prices of the securities owned by the Company caused by other factors. These fluctuations are likely to be greater when the Company is using financial leverage.

         Lower Credit Quality Obligations. Most of the Company's debt investments are likely to be in lower grade obligations. The lower grade investments in which the Company invests may be rated below investment grade by one or more nationally-recognized statistical rating agencies at the time of investment or may be unrated but determined by the Advisor to be of comparable quality. Debt securities rated below investment grade are commonly referred to as "junk bonds" and are considered speculative with respect to the issuer's capacity to pay interest and repay principal.

         Investment in lower grade investments involves substantial risk of loss. Lower grade securities or comparable unrated securities are considered predominantly speculative with respect to the issuer's ability to pay interest and principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for lower grade debt tend to be very volatile, and are less liquid than investment grade securities. For these reasons, an investment in the Company is subject to the following specific risks:

         o increased price sensitivity to a deteriorating economic environment;

         o    greater risk of loss due to default or declining credit quality;

         o adverse company specific events are more likely to render the issuer unable to make interest and/or principal payments; and

         o if a negative perception of the lower grade debt market develops, the price and liquidity of lower grade securities may be depressed. This negative perception could last for a significant period of time.

         Adverse changes in economic conditions are more likely to lead to a weakened capacity of a lower grade issuer to make principal payments and interest payments than an investment grade issuer. The principal amount of lower grade securities outstanding has proliferated in the past decade as an increasing number of issuers have used lower grade securities for corporate financing. An economic downturn could severely affect the ability of highly leveraged issuers to service their debt obligations or to repay their obligations upon maturity. Similarly, downturns in profitability in specific industries could adversely affect the ability of lower grade issuers in that industry to meet their obligations. The market values of lower grade debt tend to reflect individual developments of the issuer to a greater extent than do higher quality investments, which react primarily to fluctuations in the general level of interest rates. Factors having an adverse impact on the market value of lower grade debt may have an adverse effect on the Company's net asset value and the market value of its common shares (whether before or after the Public Market Event (as defined below)). In addition, the Company may incur additional expenses to the extent it is required to seek recovery upon a default in payment of principal of or interest on its portfolio holdings. In certain circumstances, the Company may be required to foreclose on an issuer's assets and take possession of its property or operations. In such circumstances, the Company would incur additional costs in disposing of such assets and potential liabilities from operating any business acquired.

         The secondary market for lower grade debt may not be as liquid as the secondary market for more highly rated debt, a factor which may have an adverse effect on the Company's ability to dispose of a particular instrument. There are fewer dealers in the market for lower grade securities than investment grade obligations. The prices quoted by different dealers may vary significantly and the spread between the bid and asked price is generally much larger than higher quality instruments. Under adverse market or economic conditions, the secondary market for lower grade debt could contract further, independent of any specific adverse changes in the condition of a particular issuer, and these instruments may become highly illiquid. As a result, the Company could find it more difficult to sell these instruments or may be able to sell the securities only at prices lower than if such instruments were widely traded. Prices realized upon the sale of such lower rated or unrated securities, under these circumstances, may be less than the prices used in calculating the Company's net asset value.

         Since investors generally perceive that there are greater risks associated with lower grade debt of the type in which the Company may invest a portion of its assets, the yields and prices of such debt may tend to fluctuate more than those for higher rated instruments. In the lower quality segments of the income securities markets, changes in perceptions of issuers' creditworthiness tend to occur more frequently and in a more pronounced manner than do changes in higher quality segments of the income securities market, resulting in greater yield and price volatility.

         Subordination Risk. The Company's portfolio companies usually will have, or may be permitted to incur, other debt that ranks equally with, or senior to, debt securities in which the Company will often invest. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which the Company is entitled to receive payments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to the Company's investment in that portfolio company would typically be entitled to receive payment in full before the Company receives any distribution in respect of its investment. After repaying such senior creditors, the portfolio company may not have any remaining assets to use for repaying its obligations to the Company. In the case of debt ranking equally with debt securities in which the Company invests, the Company would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company. In addition, the Company may not be in a position to control any portfolio company by investing in its debt securities. As a result, the Company is subject to the risk that a portfolio company in which it invests may make business decisions with which it disagrees and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve the Company's interests as debt investors.

         Distressed Debt Securities Risk. At times, distressed debt obligations may not produce income and may require the Company to bear certain extraordinary expenses (including legal, accounting, valuation and transaction expenses) in order to protect and recover its investment. Therefore, to the extent the Company invests in distressed debt, the Company's ability to achieve current income for its shareholders may be diminished. The Company also will be subject to significant uncertainty as to when and in what manner and for what value the distressed debt the Company invests in will eventually be satisfied (e.g., through a liquidation of the obligor's assets, an exchange offer or plan of reorganization involving the distressed debt securities or a payment of some amount in satisfaction of the obligation). In addition, even if an exchange offer is made or plan of reorganization is adopted with respect to distressed debt held by the Company, there can be no assurance that the securities or other assets received by the Company in connection with such exchange offer or plan of reorganization will not have a lower value or income potential than may have been anticipated when the investment was made. Moreover, any securities received by the Company upon completion of an exchange offer or plan of reorganization may be restricted as to resale. As a result of the Company's participation in negotiations with respect to any exchange offer or plan of reorganization with respect to an issuer of distressed debt, the Company may be restricted from disposing of such securities.

         Tax Risk. To maintain its qualification as a regulated investment company under the Code, which is required in order for the Company to distribute its income without tax at the Company level, the Company must meet certain income source, asset diversification and annual distribution requirements. Satisfying these requirements may require the Company to take actions it would not otherwise take, such as selling investments at unattractive prices to satisfy diversification, distribution or source of income requirements. In addition, while the Company is authorized to borrow funds in order to make distributions, under the 1940 Act it is not permitted to make distributions to shareholders while its debt obligations and other senior securities are outstanding unless certain "asset coverage" tests are met. If the Company fails to qualify as a regulated investment company for any reason and becomes or remains subject to corporate income tax, the resulting corporate taxes could substantially reduce its net assets, the amount of income available for distribution and the amount of its distributions. Such a failure would have a material adverse effect on the Company and its shareholders.

         Difficulty Paying Distributions. For U.S. federal income tax purposes, the Company will include in income certain amounts that it has not yet received in cash, such as original issue discount, which may arise if the Company invests in zero coupon securities, deferred interest securities or certain other securities, or if the Company receives warrants in connection with the making of a loan or possibly in other circumstances. Such original issue discount, which could but is not expected to be significant relative to the Company's overall investment activities, generally will be included in income before the Company receives any corresponding cash payments. The Company also may be required to include in income certain other amounts that the Company will not receive in cash.

         Since in certain cases the Company may recognize income before or without receiving cash representing such income, it may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining regulated investment company status and for avoiding income and excise taxes. Accordingly, the Company may have to sell some of its investments at times the Advisor would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If the Company is not able to obtain cash from other sources, the Company may fail to qualify as a regulated investment company and thus be subject to corporate-level income tax. Such a failure would have a material adverse effect on the Company and its shareholders.

         Conflicts of Interest. The Advisor, its affiliates or their officers and employees serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business or of investment funds managed by affiliates of the Advisor. Accordingly, these individuals may have obligations to investors in those entities or funds, the fulfillment of which might not be in the best interests of the Company or its shareholders. As a result, the Advisor may face conflicts in the allocation of investment opportunities to the Company and other funds. In order to enable such affiliates to fulfill their fiduciary duties to each of the clients for which they have responsibility, the Advisor will endeavor to allocate investment opportunities in a fair and equitable manner which may, subject to applicable regulatory constraints, involve pro rata coinvestment by the Company and such other clients or may involve a rotation of opportunities among the Company and such other clients.

         The Advisor and its affiliates have procedures and policies in place designed to manage the potential conflicts of interest that may arise from time to time between the Advisor's fiduciary obligations to the Company and their similar fiduciary obligations to other clients so that, for example, investment opportunities are allocated in a fair and equitable manner among the Company and such other clients. An investment opportunity that is suitable for multiple clients of the Advisor's affiliates may not be capable of being shared among some or all of such clients due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. There can be no assurance that the Advisor's or its affiliates' efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to the Company. Not all conflicts of interest can be expected to be resolved in favor of the Company.

         Some individuals may be employed both by the Advisor and by another entity that has other clients for whom a particular investment opportunity may be appropriate. When the Advisor can determine the capacity in which a dual employee obtained an investment opportunity, the opportunity will be offered first to the clients of the entity through which the opportunity arose. Where the capacity cannot readily be determined, the Advisor will seek to allocate the opportunity in accordance with the principles articulated above.

         Limitations on Deal Flow from the Kelso Principals and BlackRock. The Company expects that the Kelso Principals, certain of whom are affiliated with the Advisor but have no individual contractual duty to the Advisor or to the Company, will be a source of investment opportunities. However, investors should be aware that the Kelso Principals are subject to the terms and conditions of the agreements governing the private investment partnerships managed by Kelso, which include restrictions on the non-Kelso fund activities of Kelso and the Kelso Principals. The primary obligation of the Kelso Principals is to manage Kelso's investment partnerships. For example, these agreements generally require that certain of the Kelso Principals, including Messrs. Frank T. Nickell, George E. Matelich and Michael B. Goldberg (who serve on the Advisor's investment committee in their individual capacities as members of the Advisor), devote substantially all of their business time and efforts to the private investment partnerships managed by Kelso, and each of them intends to do so. The Advisor is not subject to these restrictions. In addition, these agreements require that any investment opportunities presented to Kelso or the Kelso Principals that are appropriate to such partnerships be offered to the partnerships. Therefore, although the investment opportunities appropriate for the Company will generally not be of the type that would be appropriate for the private investment partnerships managed by Kelso, if the Kelso Principals are presented with any opportunities that are appropriate for both the Company and such partnerships, the Kelso Principals would be obligated to offer the opportunities first to such partnerships and not to the Company, regardless of the capacity in which they received such opportunity. This may limit the extent to which the Kelso Principals (but not the Advisor, to the extent it is able to identify investment opportunities independently) will be a source of investment transactions for the Company. BlackRock is not subject to any similar arrangements in favor of its clients other than with respect to mezzanine real estate debt, as to which it is required to bring certain opportunities first to a private real estate debt fund managed by BlackRock.

         Carried Interest Risks. The Carried Interest (as defined below), which may be owing to the Advisor or its affiliates may create an incentive for the Advisor to make investments that are riskier or more speculative than would otherwise be the case. The way in which the amount of the Carried Interest is determined, which is calculated as a percentage of distributions on the Company's common shares, may encourage the Advisor to use leverage in an effort to increase the return on the Company's investments. If the Advisor acquires poorly performing assets with such leverage, the loss to holders of the Company's common shares could be substantial. Finally, because a portion of the Carried Interest is likely to reflect interest and dividend income and is calculated on an accrual basis regardless of whether the Company has received a cash payment of such interest or dividends, the Advisor might have an incentive to invest in zero coupon or deferred interest securities in circumstances where it would not have done so but for the opportunity to continue to earn Carried Interest even when the issuers thereof would not be able to make cash payments on such securities. The foregoing risks could be increased because the Advisor is not obligated to reimburse the Company for any Carried Interest received even if the Company subsequently incurs losses or never receives in cash income that was previously accrued.

         The Board of Directors does not believe the Advisor is susceptible to engaging in these practices, both because excessive risk taking will reduce the likelihood of earning incentive fees over the long term and because of the high standards of fiduciary conduct exhibited by BlackRock and the Kelso Principals in the past. However, the Board of Directors will monitor the investment activities of the Advisor and will be prepared to terminate its services and seek restitution of any harm to the Company if it believes the Advisor has breached its fiduciary duties in this regard.

         Limited Liquidity of the Common Shares. The Company's common shares are not freely transferrable and shareholders will not have the right to redeem their common shares. The Company's common shares should be regarded as a long-term investment.

         Common Stock Risk. The Company may have exposure to common stocks. Although common stocks have historically generated higher average total returns than fixed-income securities over the long term, common stocks also have experienced significantly more volatility in those returns and in recent years have significantly under performed relative to fixed-income securities. The equity securities acquired by the Company may fail to appreciate and may decline in value or become worthless.

         Preferred Stock Risk. To the extent the Company invests in preferred securities, there are special risks associated with investing in preferred securities, including:

         Deferral. Preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If the Company owns a preferred security that is deferring its distributions, the Company may be required to report income for tax purposes although it has not yet received such income.

         Subordination. Preferred securities are subordinated to bonds and other debt instruments in a company's capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than more senior debt instruments.

         Liquidity. Preferred securities may be substantially less liquid than many other securities, such as common stocks or U.S. government securities.

         Limited Voting Rights. Generally, preferred security holders (such as the Company) have no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified number of periods, at which time the preferred security holders may elect a number of directors to the issuer's board. Generally, once all the arrearages have been paid, the preferred security holders no longer have voting rights.

         Industry, Sector and Issuer Risk. The Company may, from time to time, invest a substantial portion of its assets in the securities of issuers in any single industry or sector of the economy or in only a few issuers. The Company cannot predict the industries or sectors in which its investment strategy may cause it to concentrate and cannot predict the level of its diversification among issuers, although over time the Company anticipates investing in a minimum of 15 to 20 issuers to ensure it satisfies diversification requirements for qualification as a regulated investment company for U.S. federal income tax purposes. Concentration of the Company's assets in an industry or sector may present more risks than if it were broadly diversified over numerous industries and sectors of the economy. A downturn in an industry or sector in which the Company is concentrated would have a larger impact on the Company than on a company that does not concentrate in industry or sector. As a result of investing a greater portion of the Company's assets in the securities of a smaller number of issuers, the Company is classified as a non-diversified company under the 1940 Act. The Company may be more vulnerable to events affecting a single issuer or industry and therefore subject to greater volatility than a company whose investments are more broadly diversified. Accordingly, an investment in the Company may present greater risk than an investment in a diversified company. Furthermore, the Advisor has not made and does not intend to make any determination as to the allocation of assets among different classes of securities. Consequently, at any point in time the Company may be highly concentrated in a single type of asset, such as junior unsecured loans or distressed debt. Consequently, events which affect a particular asset class disproportionately could have an equally disproportionate effect on the Company.

         Changes in Laws or Regulations Governing Portfolio Companies. The Company's portfolio companies will be subject to regulation by laws at the local, state and federal level. These laws and regulations, as well as their interpretation, may be changed from time to time. Any change in these laws or regulations, or any failure to comply with them by the Company's portfolio companies, could have a material adverse affect on the Company's business.

         Foreign Securities Risk. Investing in foreign securities involves certain risks not involved in domestic investments, including, but not limited to: (i) future foreign economic, financial, political and social developments;
(ii) different legal systems; (iii) the possible imposition of exchange controls or other foreign governmental laws or restrictions; (iv) lower trading volume; (v) much greater price volatility and illiquidity of certain foreign securities markets; (vi) different trading and settlement practices; (vii) less governmental supervision; (viii) changes in currency exchange rates; (ix) high and volatile rates of inflation; (x) fluctuating interest rates; (xi) less publicly available information; and (xii) different accounting, auditing and financial recordkeeping standards and requirements.

         The Company may employ hedging techniques to minimize currency exchange rate risks or interest rate risks, but there can be no assurance that such strategies will be effective. If the Company engages in hedging transactions, it may be exposed to risks associated with such transactions. Hedging against a decline in the values of the Company's portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that the Company is not able to enter into a hedging transaction at an acceptable price.

         Market Disruption and Geopolitical Risk. The war with Iraq, its aftermath and the continuing occupation of Iraq are likely to have a substantial impact on the U.S. and world economies and securities markets. The nature, scope and duration of the war and occupation cannot be predicted with any certainty. Terrorist attacks on the World Trade Center and the Pentagon on September 11, 2001 closed some of the U.S. securities markets for a four-day period and similar events in the future cannot be ruled out. The war and occupation, terrorism and related geopolitical risks have led, and may in the future lead to, increased short-term market volatility and may have adverse long-term effects on U.S. and world economies and markets generally. Those events could also have an acute effect on individual issuers or related groups of issuers. These risks could also adversely affect individual issuers and securities markets, inflation and other factors relating to the Company's common shares and portfolio investments.

         Anti-Takeover Provisions. The Certificate of Incorporation of the Company (the "Certificate of Incorporation") includes provisions that could limit the ability of other entities or persons to acquire control of the Company or convert the Company to an open-end investment company. These provisions could deprive the holders of common shares of the Company of opportunities to sell their common shares at a premium over the then current market price of the common shares or at net asset value.

         Forward Looking Statements. Some of the statements in this Registration Statement constitute forward-looking statements, which relate to future events or the Company's future performance or financial condition. The forward looking statements contained in this Registration Statement involve risks and uncertainties, including statements as to: future operating results; business prospects and the prospects of portfolio companies; the impact of investments expected to be made; contractual arrangements and relationships with third parties; the dependence of the Company's future success on the general economy and its impact on the industries in which the Company invests; the ability of portfolio companies to achieve their objectives; expected financings and investments; the adequacy of the Company's cash resources and working capital; and the timing of cash flows, if any, from the operations of portfolio companies.

         Forward looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outlook," "outcome," "continue," "remain," "maintain," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. Actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in "Risks" and elsewhere in this Registration Statement.

         The forward-looking statements included in this Registration Statement are based on information available to the Company on the date of this Registration Statement, and the Company assumes no obligation to update any such forward-looking statements.

(d) Financial Information About Geographic Areas

         The Company has not commenced business and has no revenues or assets.

(e) Available Information

         Not Applicable.

(f) Reports to Security Holders

         Not Applicable.

(g) Enforceability of Civil Liabilities Against Foreign Persons

         Not Applicable.

Item 2.  Financial Information.

         The Company has not commenced business and has no revenues or assets.

Item 3.  Properties.

         The Company has not commenced business and has no revenues or assets. It is anticipated that the Company's principal assets following commencement of operations will be investments.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

         BlackRock Funding will purchase 5 common shares of the Company at a price of $25.00 per share as the Company's initial capital. Therefore, until immediately following the anticipated placement of the Offering, BlackRock will be deemed to "control" the Company through its control of BlackRock Funding.

         Upon the closing of the Offering, the common shares of the Company will be owned by numerous persons that are both "accredited investors," as that term is defined in Regulation D, and "qualified clients" within the meaning of the Advisers Act, and a majority of the common shares will be owned by the Holding Company.

Item 5.  Directors and Executive Officers.

         The directors and executive officers of the Company are as follows:


                 Name            Age                         Position
----------------------------------------------------------------------------------------------
Frank D. Gordon*                  44            Chief Financial Officer and Treasurer
Jerrold B. Harris                 62                           Director
Michael B. Lazar*                 35        Chief Operating Officer and Managing Director
James R. Maher*                   55      Chairman of the Board and Chief Executive Officer
William E. Mayer                  64                           Director
France de Saint Phalle            59                           Director
Vincent B. Tritto*                43            Chief Compliance Officer and Secretary
Maureen K. Usifer                 45                           Director

*Interested person of the Company within the meaning of the 1940 Act.


         James R. Maher, Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Advisor. Since June 2004 Mr. Maher has been engaged in establishing the Company. Mr. Maher was, from 2001 until June 2004, a partner at Park Avenue Equity Partners, L.P. ("Park Avenue"). Park Avenue is a private equity fund specializing in middle-market management buyouts and growth capital investments. Prior to joining Park Avenue, Mr. Maher was President of MacAndrews & Forbes Holdings Inc., a diversified holding company with interests primarily in consumer products and financial services companies. Mr. Maher served as Chairman of Laboratory Corporation of America Holdings ("LabCorp"), a large clinical laboratory company, after serving as President and Chief Executive Officer of National Health Laboratories, LabCorp's predecessor, from 1992 to 1995. Prior to joining National Health Laboratories, Mr. Maher was Vice Chairman and a member of the Operating Committee of The First Boston Corporation, an international investment-banking firm. He served on the Group Executive Committee of Credit Suisse First Boston, Inc., where he was responsible for the global oversight and coordination of merger and acquisition activities, as well as being a member of its investment committee. He was also Head of the Investment Banking Group for more than four years. He joined The First Boston Corporation in 1976 and was named a Managing Director in 1982. Mr. Maher serves as a Director of Panavision, Inc., HCI Direct, Inc. and the Phoenix House Foundation, a non-profit drug abuse treatment foundation. He is also a Director of Prep for Prep, an organization based in New York City that assists intellectually gifted public school students from minority group backgrounds, and prepares them for placement in independent schools. He has served as a Director of the Brearley School in New York City and on the Boards of a number of public companies. Mr. Maher received a Master's in Business Administration from Columbia University in 1976 and an undergraduate degree from Boston College in 1971.

         William E. Mayer, Director of the Company. Since 1999, Mr. Mayer has been a partner at Park Avenue, which he co-founded. From 1996 until the formation of Park Avenue, Mr. Mayer was a founding Partner of Development Capital, which invested in private and public companies. From the fall of 1992 until December 1996, Mr. Mayer was a professor and Dean of the College of Business and Management at the University of Maryland. From 1991 to 1992, Mr. Mayer served as a professor and Dean of the Simon Graduate School of Business at the University of Rochester. Mr. Mayer worked for The First Boston Corporation (now Credit Suisse First Boston), a major investment bank, from 1967 to 1990. During his career at The First Boston Corporation, Mr. Mayer held numerous management positions including President and Chief Executive Officer. Mr. Mayer is currently a board member of the following public companies: Lee Enterprises (a newspaper company owning or having stakes in approximately 45 daily newspapers), Reader's Digest, and is a trustee of the Columbia Group of Mutual Funds. Over the past 25 years, he has been a board member of numerous other public and private companies. Mr. Mayer is also Chairman of the Aspen Institute and a trustee of The University of Maryland. Mr. Mayer was a First Lieutenant and Navigator in the U.S. Air Force. He holds a B.S. degree and an M.B.A. degree from the University of Maryland.

         Maureen K. Usifer, Director of the Company. Maureen K. Usifer has been a senior finance director with Church & Dwight Co., Inc., a major producer of baking soda and consumer products, from May 2004 until present. From October 2001 until May 2004, Ms. Usifer was the Chief Financial Officer for Armkel, LLC a joint venture with Church & Dwight and Kelso which encompassed over $400 million in personal care sales. Ms. Usifer was Division Controller of Church & Dwight's Armus joint venture, which encompassed $500 million in laundry sales, from May 2000 through October 2001. From 1996 through 2000, Ms. Usifer was a Senior Finance Manager of Church & Dwight responsible for all of the Arm & Hammer's personal care businesses. Ms. Usifer received an undergraduate degree in business from St. Michael's College and an M.B.A. in Finance from Clarkson University.

         France de Saint Phalle, Director of the Company. Mr. de Sainte Phalle has been retired since 2001. From 1990 to 2001, Mr. de Saint Phalle was Vice-Chairman and Chief Operating Officer of Dillon, Read & Co., Inc., an investment bank which was acquired by Swiss Bank Corporation in 1997. From 1968 to 1990, Mr. de Saint Phalle was a Managing Director at Lehman Brothers, Inc. and, from 1985 to 1990, Chairman of Lehman Brothers International (Europe). Mr. de Saint Phalle is currently a director of Cornerstone Management Solutions. Mr. de Saint Phalle earned a B.A. degree from Columbia College in 1968.

         Jerrold B. Harris, Director of the Company. Mr. Harris has been retired since 1999. From 1990 to 1999, Mr. Harris was President and Chief Executive Officer of VWR Scientific Products Corporation (which was acquired by Merck KGaA in 1999). Mr. Harris is currently a director of BlackRock Liquidity Funds and Henry Troemner LLC. Mr. Harris is a trustee of Ursinus College. Mr. Harris earned a B.S. degree from the University of California at Berkeley in 1964.

         Michael B. Lazar, Chief Operating Officer and Managing Director of the Company and Chief Operating Officer and Managing Director of the Advisor. Prior to joining the Company and the Advisor, Mr. Lazar was a Managing Director and Principal at Kelso & Company, one of the oldest and most established firms specializing in private equity investing. Having originally joined Kelso in 1993, Mr. Lazar has been involved in Kelso's private equity transactions since that time. Prior to joining Kelso, Mr. Lazar worked in the Acquisition Finance Group at Chemical Securities, Inc. (predecessor to J.P. Morgan Securities Inc.) where his responsibilities included working with financial sponsors on the analysis, evaluation and financing of leveraged buyouts. Mr. Lazar began his career in the Corporate Finance and Structured Finance Groups at Chemical Bank, where he focused on financings for leveraged companies. He received a B.A. degree, cum laude, from Dartmouth College. Mr. Lazar is a director of Endurance Business Media, Inc. and Waste Services, Inc.

         Vincent B. Tritto, Chief Compliance Officer and Secretary of the Company. Mr. Tritto is a Managing Director and Senior Counsel at BlackRock, where he has worked since 2002. He also serves as the Secretary of the 54 active funds comprising the BlackRock Closed-end Funds. Prior to joining BlackRock, Mr. Tritto was Executive Director and Counsel at Morgan Stanley Investment Management Inc. for four years. Previously, he was Counsel (1998), and an associate (1988 through 1997), at the New York law firm of Rogers & Wells. During this time he also served as a foreign associate at the Tokyo law firm of Masuda & Ejiri, from 1992-1994. Mr. Tritto earned a B.A. degree, cum laude, from the University of Rochester in 1983 and a J.D. degree, cum laude, from St. John's University School of Law in 1988 where he was managing editor of the St. John's Law Review.

         Frank D. Gordon, Chief Financial Officer and Treasurer of the Company. Mr. Gordon is a Director at BlackRock, where he has worked since 1998. His primary responsibility at BlackRock was until recently the administration of structured finance entities managed by the high yield and bank loan teams, including compliance monitoring, legal affairs and financial and shareholder reporting. Mr. Gordon has been involved in BlackRock's high yield and mezzanine efforts since their inception. Prior to joining BlackRock's high yield effort, Mr. Gordon was the Controller of Anthracite Capital, Inc., a publicly-owned real estate investment trust managed by BlackRock. From 1994 to 1998, Mr. Gordon was an attorney in the Structured Finance department of Skadden, Arps, Slate, Meagher & Flom LLP. From 1987 to 1990, Mr. Gordon was a Vice President in the Fixed Income Research department of The First Boston Corporation. From 1983 to 1986, Mr. Gordon was a senior auditor at Deloitte Haskins & Sells. Mr. Gordon earned a B.S. degree in economics from the Wharton School of the University of Pennsylvania in 1983 and an M.B.A. degree with honors and a J.D. degree from The University of Chicago in 1992 and 1994, respectively. Mr. Gordon is a Certified Public Accountant and a Chartered Financial Analyst.

The Investment Advisor

         Please see Item 1 of this Registration Statement for a description of the Advisor. Please see Item 7(d) for a description of the Investment Advisory Agreement. The Advisor will have primary responsibility for the Company's investment program.

Item 6.  Executive Compensation.

         The Company will pay no compensation to its officers who are "interested persons" (as defined in the 1940 Act) of the Advisor or to its directors other than its Independent Directors. The Company is authorized to pay each Independent Director the following amounts for serving as a director:
(i) $50,000 ($75,000 after the Public Market Event) per year, (ii) $2,500 for each meeting of the Board of Directors of the Company attended (50% for telephonic attendance), (iii) $1,000 for each committee meeting of the Company attended (50% for telephonic attendance), (iv) an additional fee of $7,500 per year for the Audit Committee Chairman and (v) an additional fee of $2,500 per year for each Chairman of any other committee of the Board of Directors. Compensation will be payable in either cash or stock. Compensation paid in stock will be calculated at the higher of (i) the market value of the stock or
(ii) the net asset value of the stock.

Executive Officers

         The Company expects to have no executive officers other than (i) James
R. Maher, who serves as Chairman of the Board and Chief Executive Officer of the Company, (ii) Michael B. Lazar, who serves as Chief Operating Officer and Managing Director of the Company, (iii) Frank D. Gordon, who serves as the Chief Financial Officer and Treasurer of the Company and (iv) Vincent B. Tritto, who serves as the Chief Compliance Officer and Secretary of the Company. The Company will generally rely on the Advisor and its officers (all of whom are employed by the Advisor) to administer its affairs, subject to the supervision of the Board of Directors. The Company may also, in its sole discretion, delegate certain duties to a third party administrator.

Item 7.  Certain Relationships and Related Transactions.

(a) Transactions With Management and Others

         It is anticipated that one or more affiliates of BlackRock will serve as the Administrator to the Company. The Administrator, on behalf of and at the expense of the Company, may retain one or more service providers that may be affiliates of BlackRock to serve as sub-administrator, custodian, accounting agent, investor services agent and transfer agent for the Company. Fees and indemnification in respect of the Administrator and such other service providers that are BlackRock affiliates will be set at arm's length and approved by the Independent Directors of the Company.

(b) Certain Business Relationships

         Certain of the current directors and officers of the Company are directors or officers of the Advisor. See Item 7(d) below for a description of the Company's Investment Advisory Agreement with the Advisor ("Investment Advisory Agreement").

(c) Indebtedness of Management

         None.

(d) Transactions With Promoters

         The Advisor may be deemed a promoter of the Company. The Company will enter into the Investment Advisory Agreement with the Advisor. James R. Maher is Chairman of the Board of Directors and Chief Executive Officer of the Company and Chairman of the Board of Managers and Chief Executive Officer of the Advisor. Mr. Maher will have a 14.9% equity interest in the Advisor.

         Pursuant to the Investment Advisory Agreement, the Advisor will, subject to the investment policies and guidelines established by the Board of Directors, (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Company's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Company and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Company; (ii) supervise continuously the investment program of the Company and the composition of its investment portfolio; (iii) arrange for the purchase and sale of securities and other assets held in the investment portfolio of the Company; and (iv) oversee the administration of all aspects of the Company's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services

         The Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and will bear the costs of any salaries or directors' fees of any officers or directors of the Company who are affiliated persons of the Advisor, as defined in the 1940 Act. The Advisor will bear all costs and expenses incurred in connection with its investment advisory duties for the Company. The Company will reimburse the Advisor for all direct and indirect costs and expenses incurred by the Advisor
(i) for office space rental, office equipment and utilities allocable to performance of investment advisory and non-investment advisory administrative or operating services hereunder by the Advisor and (ii) allocable to any non-investment advisory administrative or operating services provided by the Advisor hereunder, including salaries, bonuses, health insurance, retirement benefits and all similar employment costs, such as office equipment and other overhead items. The Company will also be responsible for the payment of all the Company's other expenses, including (i) payment of the fees payable to the Advisor; (ii) organizational expenses; (iii) brokerage fees and commissions;
(iv) taxes; (v) interest charges on borrowings; (vi) the cost of liability insurance or fidelity bond coverage for the Company's officers and employees, and directors' and officers' errors and omissions insurance coverage; (vii) legal, auditing and accounting fees and expenses; (viii) charges of the Company's Administrator, custodian, transfer agent and dividend disbursing agent and any other service providers; (ix) the Company's dues, fees and charges of any trade association of which the Company is a member; (x) the expenses of printing, preparing and mailing proxies, stock certificates, reports, prospectuses, registration statements and other documents used by the Company; (xi) expenses of registering and offering securities of the Company under applicable law; (xii) the expenses of holding shareholder meetings;
(xiii) the compensation, including fees, of any of the Company's directors, officers or employees who are not affiliated persons of the Advisor; (xiv) all expenses of computing the Company's net asset value per share; (xv) litigation and indemnification and other extraordinary or non-recurring expenses; and
(xvi) all other non-investment advisory expenses of the Company.

         The Advisor, for its services to the Company, will be entitled to receive the Management Fee from the Company. The Management Fee will be calculated at an annual rate of 2.00% of the Company's total assets. During the period commencing from the closing of the Offering through and including the first twelve months of operations, the Management Fee will be payable monthly in arrears based on the asset valuation for the prior month or, prior to the Company's first valuation, its assets upon the commencement of its business. After that time, the Management Fee will be paid quarterly in arrears based on the asset valuation for the prior quarter.

         The Advisor will also be entitled to receive a fee (the "Carried Interest") in an amount equal to, (i) commencing on the Ramp-Up Date and prior to the first day of the calendar quarter during which the Public Market Event occurs, (A) 50% (payable at the same time as, and not in advance of, any distributions in respect of the Company's common shares) of the amount by which the Cumulative Adjusted Common Distributions exceed the Hurdle until the cumulative payments that have been made in respect of the Carried Interest pursuant to this clause (i) since the Ramp-Up Date equal 20% of the sum of the amount paid pursuant to this clause (i) plus the amount of the Cumulative Adjusted Common Distributions since the Ramp-Up Date, and thereafter (B) an amount (payable at the same time as, and not in advance of, any distributions in respect of the Company's common shares) such that, after payment thereof, the cumulative payments that have been made in respect of the Carried Interest pursuant to this clause (i) since the Ramp-Up Date equal 20% of the sum of the amount paid pursuant to this clause (i) plus the amount of the Cumulative Adjusted Common Distributions since the Ramp-Up Date and (ii) commencing on and after the first day of the calendar quarter during which the Public Market Event occurs, (A) 50% (payable at the same time as, and not in advance of, any distributions in respect of the Company's common shares) of the amount by which the cumulative distributions and amounts distributable out of net income (including realized capital gains in excess of realized capital losses) in respect of the Company's common shares (1) since the Public Market Event or (2) during the four calendar quarters most recently completed prior to or within 15 days after the date of declaration, whichever is most recent, exceed the Hurdle until the cumulative payments that have been made in respect of the Carried Interest pursuant to this clause (ii) equal 20% of the sum of the amount distributed pursuant to this clause (ii) plus the amount of the Cumulative Adjusted Common Distributions (1) since the Public Market Event or (2) during the four calendar quarters most recently completed prior to or within 15 days after the date of declaration, whichever is most recent, and thereafter (B) an amount (payable at the same time as, and not in advance of, any distributions in respect of the Company's common shares) equal to the excess of (1) 20% of the sum of the amount distributed pursuant to this clause (ii) plus the amount of the Measurement Period Adjusted Common Distributions over (2) the portion of the amount in item (1) above previously distributed during such four preceding quarters.

         As used above and elsewhere herein (i) "Public Market Event" means the completion by the Company of an initial public offering of its common shares registered under the 1933 Act and the commencement of trading of such common shares on a national securities exchange; (ii) "Hurdle" means the product of 2% times the quarterly net asset value of the Company attributable to its common shares as of the beginning of such quarter (or such measurement period) calculated after giving effect to any distributions in respect of such quarter (or such measurement period) times the number of quarters in the measurement period (which, after the Public Market Event, will be four quarters); (iii) "Cumulative Adjusted Common Distributions" means the excess of the cumulative distributions and amounts distributable out of net income (including realized capital gain in excess of realized capital losses) in respect of the common shares over the net amount of capital depreciation, if any, at the time of determination; (iv) "Measurement Period Adjusted Common Distributions" means the aggregate distributions and amounts distributable out of net income (including realized capital gains in excess of realized capital losses) in respect of the common shares during the four calendar quarters most recently completed prior to or within 15 days after the date of declaration of any distribution according to the previous paragraph, less any increases in net capital depreciation attributable to the common shares during such four quarter period or plus any decrease in such net capital depreciation but only to the extent that both (A) such decrease did not exceed the net amount of capital depreciation at the beginning of such period and (B) such decrease did not exceed the excess of cumulative realized capital gains over cumulative realized capital losses since commencement of operations; and (v) "Ramp-up Date" means the first date on which 90% of the assets of the Company are invested in portfolio companies in accordance with the Company's investment objective, excluding investments in cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the date of investment, or the date on which the Company first draws funds under accepted subscriptions for its common shares, whichever is sooner.

         The Advisor will only be entitled to the Carried Interest if such fees are not, have not, or will not be paid to the Advisor or an affiliate through another mechanism.

         The Company may, in the discretion of the Board of Directors, indemnify the Advisor, and each of the Advisor's directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor's request as director, officer, partner, member or the like of another entity) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee will have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Company and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee will be indemnified hereunder against any liability to the Company or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses will be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Company and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification will be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors.

         The Company may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Board of Directors determines that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee must provide security for such Indemnitee-undertaking, (B) the Company must be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of directors of the Company who are neither "interested persons" of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, must determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

         All determinations with respect to the standards for indemnification above will be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Company, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding will be authorized and will be made in accordance with the immediately preceding clause (2) above.

         The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Company in connection with the performance of the Investment Advisory Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under the Investment Advisory Agreement.

         The Investment Advisory Agreement will continue in effect for a period of two years. Thereafter, if not terminated, the Investment Advisory Agreement will continue in effect with respect to the Company for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board of Directors or the vote of a majority of the outstanding voting securities of the Company at the time outstanding and entitled to vote, and (b) by the vote of a majority of the directors who are not parties to the Investment Advisory Agreement or interested persons of any party to the Investment Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, the Investment Advisory Agreement may be terminated by the Company at any time, without the payment of any penalty, upon giving the Advisor 60 days' notice (which notice may be waived by the Advisor), provided that such termination by the Company will be directed or approved by the vote of a majority of the directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or by the Advisor on 60 days' written notice (which notice may be waived by the Company). The Investment Advisory Agreement will also immediately terminate in the event of its assignment. (As used in the Investment Advisory Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" have the same meanings of such terms as in the 1940 Act.) If the Investment Advisory Agreement is terminated according to this paragraph, the Company will pay the Advisor a pro-rated portion of the Management Fee and the Carried Interest. The Management Fee and the Carried Interest due to the Adviser in the event of termination according to this paragraph will be determined according to the method set forth in the following paragraph.

         The Company will engage at its own expense a firm acceptable to the Company and the Advisor to determine the maximum reasonable fair value as of the termination date of the Company's consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value). After review of such firm's work papers by the Advisor and the Company and resolution of any comments therefrom, such firm will render its report as to valuation, and the Company will pay to the Advisor or its affiliates any Management Fees or Carried Interest, as the case may be, payable pursuant to the paragraphs above as if all of the consolidated assets of the Company had been sold at the values indicated in such report and any net income and gain distributed.

         A certificate of designations of the Company (the "Series S Certificate of Designations") will create and establish one Series S Preferred Share of the Company (the "Series S Share"). It is expected that the holder of the Series S Share will be BKC Special Non-Manager Member Co. LLC, an affiliate of the Advisor.

         At such time that the Board of Directors determines on the advice of counsel that use of the Series S Share is permissible, the Carried Interest will be paid as dividends on the Series S Share. In the absence of such determination, the Series S Share will not be issued and the Carried Interest may be paid as a fee pursuant to the Investment Advisory Agreement.

Item 8.  Legal Proceedings.

         None.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

(a) Market Information

         The offer and sale of the common shares of the Company will not be registered under the 1933 Act. The offer and sale are exempt from such registration requirements as they do not constitute a public offering pursuant to Section 4(2) of and Regulation D under the 1933 Act.

         Because the common shares of the Company will be acquired by investors in one or more transactions "not involving a public offering," they will be "restricted securities" and may be required to be held indefinitely. The Company's common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) Company consent is granted, and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at the option of the Company, be required to provide the Company with a legal opinion, in form and substance satisfactory to the Company, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until the Company is liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on the Company's books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by the Company.

(b) Holders

         BlackRock has or will contribute at least $125.00 to BlackRock Funding, and BlackRock Funding in turn will purchase 5 common shares of the Company at a price of $25.00 per share as the Company's initial capital. Therefore, until immediately following the anticipated placement of the Offering, BlackRock will be deemed to "control" the Company through its control of BlackRock Funding.

         Upon the closing of the Offering, the common shares of the Company will be owned by numerous persons that are both "accredited investors," as that term is defined in Regulation D, and "qualified clients" within the meaning of the Advisers Act, and a majority of such common shares will be owned by the Holding Company.

(c) Dividends; Preferred Shares

         The Certificate of Incorporation provides that the Board of Directors may authorize and issue preferred shares (the "Preferred Shares") with rights as determined by the Board of Directors, by action of the Board of Directors without the approval of the holders of the common shares. A certificate of designations of the Company will create and establish Series Z Preferred Shares (the "Series Z Shares") of the Company. Holders of common shares have no preemptive right to purchase any Preferred Shares that might be issued. Whenever Preferred Shares are outstanding, the holders of common shares will not be entitled to receive any distributions from the Company unless all accumulated dividends on Preferred Shares have been paid, unless asset coverage (as defined in the 1940 Act) with respect to the Preferred Shares would be at least 200% after giving effect to the distributions and unless certain other requirements imposed by any rating agencies rating the Preferred Shares have been met.

         Under the 1940 Act, the Company is not permitted to issue Preferred Shares unless after such issuance the value of the Company's total assets, less certain ordinary course liabilities, is at least 200% of the amount of any debt outstanding and 200% of the sum of any debt outstanding and the liquidation preference of any preferred stock outstanding. In addition, the Company is not permitted to declare any cash distributions on its common shares unless, at the time of and after giving effect to such declaration or repurchase, the value of the Company's total assets satisfies the same tests. The Company intends, to the extent possible, to purchase or redeem Preferred Shares from time to time to the extent necessary in order to maintain coverage of any Preferred Shares of at least 200%.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Shares will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per Preferred Share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company.

         If the Company has Preferred Shares outstanding, the holders of Preferred Shares voting separately as a class will be entitled to elect two of the Company's directors. The remaining directors of the Company will be elected by holders of common shares and Preferred Shares voting together as a single class. In the event the Company fails to pay dividends on Preferred Shares for two years, holders of Preferred Shares may be entitled to elect a majority of the directors of the Company until all arrearages are paid. The 1940 Act also requires that, in addition to any approval by shareholders that might otherwise be required, the approval of the holders of a majority of any outstanding Preferred Shares, voting separately as a class, would be required to (1) adopt any plan of reorganization that would adversely affect the Preferred Shares, and (2) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Company's subclassification as a closed-end investment company or changes in its fundamental investment restrictions. As a result of these voting rights, the Company's ability to take any such actions may be impeded to the extent that there are any Preferred Shares outstanding. The Board of Directors presently intends that, except as otherwise indicated in the Company's offering memorandum and except as otherwise required by applicable law, holders of Preferred Shares will have equal voting rights with holders of common shares (one vote per share, unless otherwise required by the 1940 Act) and will vote together with holders of common shares as a single class on matters affecting the common shares and the preferred shares.

         The affirmative vote of the holders of a majority of the outstanding Preferred Shares, voting as a separate class, will be required to amend, alter or repeal any of the preferences, rights or powers of holders of Preferred Shares so as to affect materially and adversely such preferences, rights or powers, or to increase or decrease the authorized number of Preferred Shares. The class vote of holders of Preferred Shares described above will in each case be in addition to any other vote required to authorize the action in question.

         The Company may also borrow money as a temporary measure for liquidity, extraordinary or emergency purposes, including the payment of dividends and the settlement of securities transactions which otherwise might require untimely dispositions of Company securities.

         The Company has no current intention to issue a significant amount of Preferred Shares other than the Series Z Shares, provided, however, that the Company may, if permitted by the SEC, pay the Advisor's Carried Interest via a Series S Share issued to the Advisor or its affiliate.

Item 10. Recent Sales of Unregistered Securities.

         See Item 9(b).

Item 11. Description of Registrant's Securities to be Registered.

Common Shares

         The Company is authorized to issue 2,000 common shares, par value $0.001 per share. Each common share has one vote and, when issued and paid for in accordance with the terms of the Offering, will be fully paid and non-assessable. All common shares are equal as to dividends, assets and voting privileges and have no conversion, preemptive or other subscription rights. In connection with the Offering, it is expected that the Company will amend its Certificate of Incorporation to authorize the Company to issue up to 40 million common shares. The Company will send to all holders of its common shares such reports as are required by the 1934 Act.

Transferability of Shares

         The Company's common shares will not be registered under the 1933 Act. The common shares are exempt from registration requirements pursuant to Section 4(2) of and Regulation D under the 1933 Act.

         Because the Company's common shares will be acquired by investors in one or more transactions "not involving a public offering," they will be "restricted securities" and may be required to be held indefinitely. The Company's common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) Company consent is granted and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at the option of the Company, be required to provide the Company with a legal opinion, in form and substance satisfactory to the Company, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until the Company is liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on the Company's books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares, and to execute such other instruments or certifications as are reasonably required by the Company.

Change of Control

         Certain types of transactions will require the affirmative vote or consent of a majority of the directors then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the common shares of the Company of each affected class or series outstanding, voting as separate classes or series, when a Principal Shareholder (as defined below) is a party to the transaction. Such affirmative vote or consent will be in addition to the vote or consent of the holders of common shares otherwise required by law or by the terms of any class or series of Preferred Shares, whether now or hereafter authorized, or any agreement between the Company and any national securities exchange.

         The term "Principal Shareholder" means any corporation, person (which shall mean and include individuals, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof) or other entity which is the beneficial owner, directly or indirectly, of twenty percent (20%) (or ten percent (10%) if there has been a Public Market Event) or more of the Company's outstanding common shares of all outstanding classes or series and shall include any affiliate or associate, as such terms are defined below, of a Principal Shareholder. In addition to the Company's common shares which a corporation, person or other entity beneficially owns directly, (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any common shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Company) or (ii) which are beneficially owned, directly or indirectly by any other corporation, Person or entity with which its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of common shares, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, and (b) the outstanding common shares shall include common shares deemed owned through application of clauses (i) and (ii) above but shall not include any other common shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

         The following transactions must conform to the rules set forth in the two immediately preceding paragraphs:

         (a) The merger or consolidation of the Company or any subsidiary of the Company with or into any Principal Shareholder.

         (b) The issuance of any securities of the Company to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan).

         (c) The sale, lease or exchange of all or any substantial part of the assets of the Company to any Principal Shareholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Company, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

         (d) The sale, lease or exchange to the Company or any subsidiary thereof, in exchange for securities of the Company, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Company, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

         The transactional guidelines will not be applicable to (i) any of the transactions set forth above if 80% of the Board of Directors will by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, in which case approval by a "majority of the outstanding voting securities," as such term is defined in the 1940 Act, of the Company with each class and series of common shares voting together as a single class, except to the extent otherwise required by law, the 1940 Act or the Certificate of Incorporation with respect to any one or more classes or series of common shares, in which case the applicable proportion of such classes or series of common shares voting as a separate class or series, as the case may be, also will be required, will be the only vote of shareholders required, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Company and its subsidiaries.

         The Board of Directors will have the power and duty to determine on the basis of information known to the Company whether (i) a corporation, person or entity beneficially owns any particular percentage of the Company's outstanding common shares of any class or series, (ii) a corporation, person or entity is an "affiliate" or "associate" (as defined above) of another, (iii) the assets being acquired or leased to or by the Company or any subsidiary thereof constitute a substantial part of the assets of the Company and have an aggregate fair market value of less than five percent (5%) of the total assets of the Company, and (iv) the memorandum of understanding referred to above is substantially consistent with the transaction covered thereby. Any such determination will be conclusive and binding for all purposes of the above.

Dissolution of the Company

         In the event of a dissolution, liquidation or winding up of the affairs of the Company, holders of common shares will be entitled, unless otherwise provided by law or the Certificate of Incorporation, to receive all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of common shares held by them respectively.

         In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company will be made to or set apart for the holders of shares of any class of stock of the Company ranking junior to the Preferred Shares, the holders of the shares of each series of the Preferred Shares will be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accrued thereon to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of the Preferred Shares will be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, will be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company or a consolidation or merger of the Company with one or more corporations will not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

Item 12. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the 1933 Act. The Certificate of Incorporation and by-laws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

         The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advance of expenses are subject to the requirements of the 1940 Act to the extent applicable. Any repeal or modification of the Certificate of Incorporation by the stockholders of the Company will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Item 13. Financial Statements and Supplementary Data.

         The Company has not commenced business and has prepared no financial statements.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         The Company has not commenced business and has prepared no financial statements.

Item 15. Financial Statements and Exhibits.

         (a) List separately all financial statements filed

         None.

         (b) Exhibits

         See Exhibit Index following signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference. Pursuant to the requirements of Section 12 of the 1934 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           BLACKROCK KELSO CAPITAL CORPORATION

                                           By: /s/ Michael B. Lazar
                                               ---------------------------------
                                           Name:  Michael B. Lazar
                                           Title: Chief Operating Officer

Date:  May 24, 2005

                                 EXHIBIT INDEX



              Item 601
Exhibit       Exhibit
Number        Number      Exhibit Description
--------------------------------------------------------------------------------

1             3(i)        Articles of Incorporation of the Company filed with
                          the Delaware Secretary of State on April 13, 2005

2             3(ii)       By-laws of the Company

3             10          Form of Investment Advisory Agreement between the
                          Company and the Advisor

4             10          Form of Stock Purchase Agreement between the Company
                          and an affiliate of BlackRock

5             10          Form of Administration Agreement between the Company
                          and the Administrator*
*To be filed.